                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                              MYCOGEN CORPORATION
                                       AT
                              $28.00 NET PER SHARE
                                       BY
                         AGROSCIENCES ACQUISITION INC.
                         A MAJORITY-OWNED SUBSIDIARY OF
                              DOW AGROSCIENCES LLC
                   AND A WHOLLY OWNED INDIRECT SUBSIDIARY OF
                            THE DOW CHEMICAL COMPANY

 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
           ON FRIDAY, OCTOBER 2, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS) (THE "SHARES"), OF MYCOGEN CORPORATION (THE "COMPANY") SUCH THAT, UPON PURCHASE OF SUCH SHARES BY AGROSCIENCES ACQUISITION INC. ("PURCHASER"), PURCHASER AND DOW AGROSCIENCES LLC ("PARENT"), COLLECTIVELY, WILL BE THE OWNERS OF SHARES REPRESENTING AT LEAST 90% OF THE FULLY DILUTED SHARES (AS DEFINED IN THE INTRODUCTION OF THIS OFFER TO PURCHASE). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 13 HEREOF.

    THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED AS OF AUGUST 31, 1998, AMONG THE COMPANY, PARENT, PURCHASER, AND, FOR THE LIMITED PURPOSE SET FORTH IN THE MERGER AGREEMENT, THE DOW CHEMICAL COMPANY ("TDCC"). UNDER THE MERGER AGREEMENT, FOLLOWING THE CONSUMMATION OF THE OFFER AND SUBJECT TO CERTAIN CONDITIONS, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER"). IN THE MERGER, EACH OUTSTANDING SHARE (OTHER THAN SHARES HELD BY PARENT, PURCHASER OR THE COMPANY, WHICH SHALL BE CANCELED, AND SHARES HELD BY STOCKHOLDERS WHO PROPERLY EXERCISE DISSENTERS' RIGHTS UNDER CALIFORNIA LAW) WOULD BE CONVERTED INTO THE RIGHT TO RECEIVE $28.00 PER SHARE, AND THE COMPANY WOULD BECOME AN INDIRECT WHOLLY OWNED SUBSIDIARY OF TDCC.

    A SPECIAL COMMITTEE OF TWO OF THE COMPANY'S DIRECTORS INDEPENDENT OF TDCC, PARENT, PURCHASER AND MANAGEMENT OF THE COMPANY (THE "SPECIAL COMMITTEE") UNANIMOUSLY RECOMMENDED TO THE COMPANY'S BOARD OF DIRECTORS THAT IT ENTER INTO THE MERGER AGREEMENT AND APPROVE THE OFFER. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THE OFFER AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THE OFFER IS BEING EFFECTED TO FACILITATE THE MERGER. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."

                               ------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares, should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and any other required documents to the Depositary and either deliver the certificate(s) representing such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Salomon Smith Barney Inc. ("Salomon Smith Barney") or to the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               ------------------

                      The Dealer Manager for the Offer is:
                           SALOMON SMITH BARNEY INC.

                               ------------------

            The date of this Offer to Purchase is September 4, 1998.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
INTRODUCTION..............................................................................................          1

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS........................................................          3

THE TENDER OFFER..........................................................................................          3

   1.  Terms of the Offer; Extension of Tender Period; Termination; Amendment.............................          3

   2.  Acceptance for Payment and Payment for Shares......................................................          5

   3.  Procedure for Tendering Shares.....................................................................          6

   4.  Withdrawal Rights; Statutory Rights................................................................         10

   5.  Certain U.S. Federal Income Tax Considerations.....................................................         10

   6.  Price Range of the Shares..........................................................................         12

   7.  Certain Information Concerning the Company.........................................................         13

   8.  Certain Information Concerning Purchaser, Parent and Certain Affiliates of Parent..................         14

   9.  Background of the Offer............................................................................         16

  10.  Purpose of the Offer; the Merger Agreement.........................................................         41

  11.  Source and Amount of Funds.........................................................................         52

  12.  Certain Effects of the Offer.......................................................................         52

  13.  Certain Conditions of the Offer....................................................................         54

  14.  Certain Legal Matters; Regulatory Approvals........................................................         56

  15.  Fees and Expenses..................................................................................         56

  16.  Miscellaneous......................................................................................         57

Schedule I--Information Concerning the Directors and Executive Officers of Parent, Purchaser and Certain
  Affiliates of Parent....................................................................................        I-1

Schedule II--Chapter 13 of the California General Corporation Law.........................................       II-1

Schedule III--Opinion of Wasserstein Perella & Co., Inc...................................................      III-1

To the Stockholders of Mycogen Corporation:

                                  INTRODUCTION

    AgroSciences Acquisition Inc., a Delaware corporation ("Purchaser") and a majority-owned subsidiary of Dow AgroSciences LLC, a Delaware limited liability company ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights) (the "Shares"), of Mycogen Corporation, a California corporation (the "Company"), at a purchase price of $28.00 per Share (the "Offer Price"), net to the seller in cash, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, collectively constitute the "Offer"). Parent and Purchaser are each indirect wholly owned subsidiaries of The Dow Chemical Company, a Delaware corporation ("TDCC").

    The Offer is being made in connection with an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 31, 1998, among the Company, Purchaser, Parent and, for the limited purpose set forth in the Merger Agreement, TDCC. The Merger Agreement requires Purchaser, on the terms and subject to the conditions set forth therein, to offer to purchase all of the outstanding Shares of the Company pursuant to the Offer.

    The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares such that upon purchase of such Shares by Purchaser, Purchaser and Parent, collectively, will be the owners of Shares representing at least 90% of the Fully Diluted Shares (as defined below) (the "Minimum Condition"). Purchaser may not waive the Minimum Condition without the consent of the Special Committee (as defined below) unless, following the consummation of the Offer, Purchaser and Parent, collectively, would be the owners of Shares representing at least 81.07% of the Fully Diluted Shares. Parent and Purchaser would collectively own at least this percentage of Fully Diluted Shares only if Purchaser purchased at least a majority of the Fully Diluted Shares which Parent does not already own and therefore could be purchased by Purchaser pursuant to the Offer. The Offer is also subject to the other terms and conditions contained in this Offer to Purchase. See Sections 1 and 13.

    "Fully Diluted Shares" as of a particular date means the issued and outstanding Shares as of such date, plus the Shares that would be issued if all options to purchase Shares under the Company's option plan ("Options") (whether or not vested) outstanding as of that date were exercisable and exercised and all Shares that would be issued if all eligible persons executed and delivered to the Company valid Stock Purchase Elections (as defined in Section 10 hereof) under the Company's Stock Purchase Plan.

    As of August 31, 1998, there were outstanding 36,275,538 Shares held by approximately 4,700 holders of record, of which Parent owned 24,766,157 Shares, or 68.3%. As of August 31, 1998, Options covering a total of 3,568,635 Shares were outstanding. Unless Parent consents, the Company may not issue additional Options prior to the consummation of the Offer. Under the Merger Agreement, all unvested Options will become exercisable immediately prior to the expiration of the Offer (contingent upon Purchaser purchasing Shares in the Offer), and all Shares issuable upon the exercise of Options (whether or not previously vested) may be tendered in the Offer. Under the Merger Agreement, Shares that would be issuable under the Company's Stock Purchase Plan as of November 30, 1998 may be purchased immediately prior to the expiration of the Offer (contingent upon Purchaser purchasing Shares in the Offer) and tendered in the Offer. The Company anticipates that there will be no more than 24,000 Shares issuable under the Stock Purchase Plan that would be issued and tendered in the Offer. Under the Merger Agreement, the Shares outstanding under the Restricted Stock Plan may be tendered in the Offer (contingent upon Purchaser purchasing Shares in the Offer). Assuming that no additional Options are issued and that 24,000 Shares are issued under the Stock Purchase Plan, Purchaser estimates that there must be approximately 11,115,000 Shares (including Shares tendered after being issued upon the exercise of Options or under the Stock Purchase Plan and including Shares of Restricted Stock) validly tendered and not properly withdrawn in order to satisfy the Minimum Condition.

    Under the Merger Agreement, following the consummation of the Offer and subject to certain conditions, Purchaser will merge with and into the Company (the "Merger"). In the Merger, each outstanding Share of the Company (other than Shares held by Parent, Purchaser and the Company which will be canceled, and Shares held by stockholders who properly exercise dissenters' rights under California Law) will be converted into the right to receive an amount in cash equal to the Offer Price. Assuming Shares are purchased in the Offer, the conditions to the Merger, described in more detail in Section 10, include that Purchaser, assuming the transfer of all Shares owned by Parent to Purchaser, own at least 90% of the outstanding Shares and that there not be any order, decree, ruling or other governmental action restraining or prohibiting the Merger. Following the consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a majority-owned subsidiary of Parent and a wholly owned indirect subsidiary of TDCC. If Purchaser elects to waive the Minimum Condition and purchase Shares pursuant to the Offer, but, subsequent to the Offer, does not own a sufficient number of Shares to effect the Merger, then, pursuant to the terms of the Merger Agreement, the Exchange and Purchase Agreement (as defined in Section 9) would no longer prevent Purchaser, Parent or their affiliates from acquiring additional Shares or impose conditions on the acquisition of additional Shares or increasing their ownership of the Company (whether through any tender offer, open market purchase, negotiated transaction, merger, consolidation, reverse stock split or otherwise).

    A SPECIAL COMMITTEE OF TWO OF THE COMPANY'S DIRECTORS INDEPENDENT OF TDCC, PARENT, PURCHASER AND MANAGEMENT OF THE COMPANY (THE "SPECIAL COMMITTEE") UNANIMOUSLY RECOMMENDED TO THE COMPANY'S BOARD OF DIRECTORS THAT THE COMPANY ENTER INTO THE MERGER AGREEMENT AND THAT THE BOARD OF DIRECTORS APPROVE THE OFFER. THE COMPANY'S ENTIRE BOARD OF DIRECTORS ALSO REVIEWED THE OFFER AND, AFTER RECEIPT OF THE RECOMMENDATION OF THE SPECIAL COMMITTEE, CONCLUDED THAT THE OFFER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN TDCC OR ITS AFFILIATES). ACCORDINGLY, THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT EACH OF (1) THE OFFER AND (2) THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN TDCC OR ITS AFFILIATES) AND UNANIMOUSLY HAS APPROVED THE OFFER AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. SEE "RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS."

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Salomon Smith Barney Inc. ("Salomon Smith Barney"), which is acting as Dealer Manager for the Offer (the "Dealer Manager"), BankBoston, N.A. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See
Section 15.

    The purpose of the Offer is for Parent, through Purchaser, to acquire any and all outstanding Shares and to facilitate the Merger. On August 31, 1998, the closing market price of the Company's Shares was $20.00 per Share. Accordingly, the Offer provides an opportunity to existing stockholders of the Company to sell Shares at a significant premium over recent trading prices. See Section 6.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO AN ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION, IF REQUIRED, WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

    Information concerning the Company contained herein has been provided by the Company unless otherwise stated.

                                 *  *  *  *  *

    Subject to certain exceptions set forth below, Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Sections 1 and 13.

    Stockholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

               RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    The Special Committee unanimously recommended to the Company's Board of Directors that it approve the Offer. The Company's entire Board of Directors also reviewed the Offer and, after receipt of the recommendation of the Special Committee, concluded that the Offer is in the best interests of the Company and its stockholders (other than TDCC or its affiliates). Accordingly, the Company's Board of Directors has unanimously (1) determined that the Merger Agreement is fair to and in the best interests of the stockholders of the Company other than TDCC or its affiliates (the "Minority Stockholders") (2) approved and adopted the Merger Agreement, including the Merger and the Offer, and recommends that the stockholders of the Company accept the Offer, tender their Shares to Purchaser and, if required by applicable law, approve and adopt the Merger Agreement and the Merger. The Offer is being effected to acquire any and all outstanding Shares and to facilitate the Merger. The Offer allows stockholders to receive cash at a premium over recent trading prices for the Company's Shares. See Sections 6 and 9.

    The Special Committee's financial advisor, Wasserstein Perella & Co., Inc. ("Wasserstein Perella") has delivered to the Special Committee its written opinion, dated August 31, 1998, to the effect that, subject to the various assumptions and limitations set forth therein, as of the date of such opinion, the $28.00 cash price to be received by the holders of Shares (other than TDCC and its affiliates) pursuant to the Merger Agreement is fair to such holders from a financial point of view. A copy of the full text of the opinion of Wasserstein Perella, dated August 31, 1998, which sets forth, among other things, the opinion expressed, assumptions made, procedures followed, matters considered and limitations of review undertaken in connection with such opinion, is attached as Schedule III hereto and should be read in its entirety.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date (as hereinafter defined) at a price of $28.00 per Share, net to the seller in cash. Purchaser may not make a material change to the terms of the Offer other than pursuant to the Merger Agreement or an amendment thereto. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, October 2, 1998, unless Purchaser shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions set forth in Section 13. Purchaser may waive the Minimum Condition if, following the consummation of the Offer, Purchaser and Parent collectively would be the owners of Shares representing at least 81.07% of the Fully Diluted Shares. Parent and Purchaser would collectively own at least this percentage of Fully Diluted Shares only if Purchaser purchased at least a majority of the Fully Diluted Shares which Parent does not already own and therefore could be purchased by Purchaser pursuant to the Offer. Purchaser may not waive the Minimum Condition (unless the Special Committee consents) if, following the consummation of the Offer, Purchaser and Parent, collectively, would be the owners of Shares representing less than 81.07% of the Fully Diluted Shares.

    Purchaser expressly reserves the right, in its reasonable discretion, to extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer, (ii) if at any scheduled expiration date any of the conditions to the Offer set forth in paragraphs (a) - (e) of Section 13 have not been satisfied or waived, until such time as all of such conditions will have been satisfied or waived, (iii) in the event all of the conditions to the Offer will have been satisfied or waived, other than the Minimum Condition, for a period or periods aggregating not more than 40 business days after the later of (A) the initial expiration date of the Offer and (B) the date on which all of the conditions set forth in paragraphs
(a) - (e) of Section 13 will have been satisfied or waived or (iv) as may otherwise be permitted pursuant to the Merger Agreement or any amendment to the Merger Agreement. If at any scheduled expiration date of the Offer, the Minimum Condition will not have been satisfied, then, at the request of the Company (acting at the direction of the Special Committee, which request will subsequently be confirmed in writing), Purchaser will, and Parent will cause Purchaser to, extend the Offer for a period or periods aggregating not more than 40 business days, subject to the right of Purchaser and Parent to terminate the Merger Agreement as described herein. In addition, if at any scheduled expiration date of the Offer, a condition set forth in paragraph (c) or (d) of
Section 13 will not have been satisfied but all of the other conditions set forth in paragraphs (a) - (e) of Section 13 will then have been satisfied, then, at the request of the Company (acting at the direction of the Special Committee, which request will subsequently be confirmed in writing) and so long as the Company is using its reasonable best efforts to cause such conditions to become satisfied, Purchaser will, and Parent will cause Purchaser to, extend the Offer for up to an additional 20 business days, subject to the right of Purchaser and Parent to terminate the Merger Agreement as described in Section 10. Subject to the right of Purchaser and Parent to terminate the Merger Agreement as described in Section 10, Purchaser will not terminate or withdraw the Offer prior to any scheduled expiration date of the Offer, including as extended as described in this paragraph; provided, however, that Purchaser may, at its option, terminate and withdraw the Offer if, after such extensions described in this paragraph, the Offer has expired in accordance with its terms without Purchaser being required to accept Shares for payment pursuant to the Merger Agreement.

    Purchaser reserves the right to extend, delay, terminate or amend the Offer or waive satisfaction of any condition to the Offer but only as, when and to the extent permitted by the Merger Agreement or any amendment to the Merger Agreement. Any extension, termination or waiver of the Offer will be made by giving oral or written notice of such extension, termination or waiver to the Depositary and by causing the Depositary to provide as soon as practicable thereafter a copy of such notice to all holders of Shares whose Shares have not been taken up prior to the extension. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of (except as provided by clause (i)) any Shares upon the occurrence of any of the conditions specified in Section 13 without extending the period of time during which the Offer is open.

    Purchaser may increase the Offer Price and may waive any condition to the Offer, except that it may not waive the Minimum Condition unless either (i) the Special Committee consents or (ii) following consummation of the Offer, Purchaser and Parent collectively would be the owners of at least 81.07% of the Fully Diluted Shares. In addition, without the consent of the Special Committee, no change to the Offer may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer or imposes conditions to the Offer in addition to the conditions set forth in Section 13.

    Any such extension, termination or waiver will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service or as otherwise may be required by law.

    If Purchaser makes a material change in the terms of the Offer or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentages of securities sought, will depend on the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, Purchaser decreases the number of Shares being sought, increases or decreases the consideration offered pursuant to the Offer and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. Except as otherwise provided herein, any extension of the Offer will not constitute a waiver by Purchaser of any of the conditions set forth in Section 13.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the date of satisfaction or waiver of the conditions set forth in Section 13. As promptly as practicable after such acceptance, Purchaser shall, subject to applicable law, pay for such Shares.

    For purposes of the Offer, Purchaser shall be deemed to have accepted for payment and thereby purchased tendered Shares of the Company if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares of the Company accepted for payment pursuant to the Offer will be made by deposit by Purchaser of the purchase price to be paid by it with the Depositary, which Depositary will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. Under no circumstances will interest be paid by Purchaser on the consideration paid for the Shares of the Company pursuant to the Offer, regardless of any delay in making such payment. Purchaser will pay all stock transfer taxes, if any, payable on the transfer of Shares of the Company purchased by it pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a certificate(s) for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3), a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or Agent's Message (as defined in Section 3) and any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares of the Company pursuant to the Offer, see Section 3.

    If any tendered Shares are not accepted for payment for any reason or if certificate(s) are submitted for more Shares than are tendered, certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    If Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered or accepted for payment prior to such increase in consideration.

    Purchaser reserves the right to assign, in whole or from time to time in part, to Parent or an affiliate of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer nor will any such assignment prejudice in any way the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    During the pendency of the Offer, Purchaser will not purchase any Shares, whether in the open market or otherwise, except pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

VALID TENDER OF SHARES

    Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares as described below, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. In addition, either (i) certificates evidencing tendered Shares must be received by the Depositary at any such address or such Shares must be tendered pursuant to the procedure for book-entry transfer (and a confirmation of receipt of such delivery must be received by the Depositary), in each case, on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. The term "Agent's Message" means a message transmitted by The Depository Trust Company (the "Book-Entry Transfer Facility") to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

BOOK-ENTRY TRANSFER

    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

    Except as otherwise provided below, signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of

Securities Dealers, Inc. (the "NASD"), or a commercial bank or trust company having an office, branch, agency or correspondent in the United States (each of the foregoing constituting an "Eligible Institution"). Signatures on Letters of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of Shares tendered and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

GUARANTEED DELIVERY

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available, or such stockholder cannot deliver the certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered if the following guaranteed delivery procedures are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary as provided below on or prior to the Expiration Date; and

       (iii) the certificates (or a book-entry transfer confirmation) representing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ National Market System ("NASDAQ NMS") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

OPTIONS

    Under the Merger Agreement, holders of unvested Options outstanding under the Mycogen Corporation 1992 Stock Option Plan (which incorporates outstanding Options under the Mycogen Corporation 1983 Stock Option Plan (the "1992 Plan") who submit valid Option Elections (as defined in Section 10) to the Company prior to the expiration of the Offer will be able (contingent on the purchase by Purchaser of Shares pursuant to the Offer) to exercise their Options immediately prior to the expiration of the Offer and to tender the Shares issuable upon such exercise in the Offer. All Option exercises must be effected through the Company. A holder of Options who wishes to participate in the Offer must submit to the

Company an Option Election pursuant to which such holder will be deemed, immediately prior to the expiration of the Offer (and conditioned upon the purchase by Purchaser of Shares pursuant to the Offer), to have (i) exercised all of such holder's Options to purchase Shares and (ii) then tendered such Shares pursuant to the Offer. Any such exercise of an Option and tender of Shares must be in accordance with the terms of the 1992 Plan and the Options.

    In no event are any Options or Option Elections to be delivered to the Depositary, Purchaser, Parent or any other person other than the Company in connection with a tender of Shares hereunder.

    The Company will send or deliver to holders of Options additional materials concerning the exercise of Options and the tender of Shares issuable upon exercise of Options, including an Option Election. Holders should use the Option Election to exercise Options and to tender Shares issuable upon exercise of Options, as described above. HOLDERS OF OPTIONS MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF SHARES ISSUABLE UPON EXERCISE OF OPTIONS. Questions with respect to tendering Shares issuable upon exercise of Options should be directed to Mycogen Corporation, AgroSciences Tender Offer, 5501 Oberlin Drive, San Diego, California 92121, Attention: Cheri Manis; telephone number (800) 745-7475.

    IN ORDER TO ASSURE THAT THE COMPANY, ON BEHALF OF HOLDERS OF OPTIONS WHO EXERCISE THEIR OPTIONS PURSUANT TO OPTION ELECTIONS, CAN TIMELY TENDER SHARES ISSUABLE UPON EXERCISE OF OPTIONS, HOLDERS OF OPTIONS SHOULD COMPLETE AND RETURN THE OPTION ELECTION SO THAT IT IS RECEIVED BY THE COMPANY NO LATER THAN 5:00 P.M., SAN DIEGO, CALIFORNIA TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS THE OFFER IS EXTENDED.

PURCHASE RIGHTS

    Under the Merger Agreement, holders of purchase rights ("Purchase Rights") under the Mycogen Corporation Employee Stock Purchase Plan (the "Stock Plan") who submit a Stock Purchase Election to the Company prior to the expiration of the Offer will be able (contingent on the purchase of Shares in the Offer) to exercise their Purchase Rights immediately prior to the expiration of the Offer and to tender the Shares issuable upon such exercise (the "Stock Purchase Shares") in the Offer.

    All Purchase Right exercises must be effected through the Company. A holder of Purchase Rights who wishes to participate in the Offer must submit to the Company a Stock Purchase Election to exercise all of such holder's Purchase Rights to purchase Stock Purchase Shares and then tender such Stock Purchase Shares pursuant to the Offer; provided, that any such exercise of a Purchase Rights is in accordance with the terms of the Stock Plan.

    In no event are any Purchase Rights or Stock Purchase Elections to be delivered to the Depositary, Purchaser, Parent or any other person other than the Company in connection with a tender of Stock Purchase Shares hereunder.

    The Company will send or deliver to holders of Purchase Rights additional materials concerning the exercise of Purchase Rights and the tender of Stock Purchase Shares, including a Stock Purchase Election. Holders should use the Stock Purchase Election to exercise Purchase Rights and to tender Stock Purchase Shares, as described above. HOLDERS OF PURCHASE RIGHTS MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF STOCK PURCHASE SHARES. Questions with respect to tendering Stock Purchase Shares should be directed to Mycogen Corporation, AgroSciences Tender Offer, 5501 Oberlin Drive, San Diego, California 92121, Attention: Cheri Manis; telephone number (800) 745-7475.

    IN ORDER TO ASSURE THAT THE COMPANY, ON BEHALF OF HOLDERS OF PURCHASE RIGHTS WHO EXERCISE THEIR PURCHASE RIGHTS PURSUANT TO STOCK PURCHASE ELECTIONS, CAN TIMELY TENDER STOCK PURCHASE SHARES, HOLDERS OF PURCHASE RIGHTS SHOULD COMPLETE AND RETURN THE STOCK PURCHASE ELECTION SO THAT IT IS RECEIVED BY THE COMPANY NO LATER THAN 5:00 P.M., SAN DIEGO, CALIFORNIA TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS THE OFFER IS EXTENDED.

RESTRICTED SHARES

    Under the Merger Agreement, holders of shares of restricted stock of the Company ("Restricted Stock") which were granted pursuant to the Mycogen Corporation Restricted Stock Issuance Plan (the "Restricted Stock Plan") who submit a Restricted Stock Election (as defined in Section 10) to the Company prior to the expiration of the Offer will be able (contingent on the purchase of Shares in the Offer) to tender their Restricted Stock in the Offer.

    Purchaser is offering, as part of the Offer, to purchase any of the Restricted Stock granted pursuant to the Restricted Stock Plan. All tenders of Restricted Stock must be effected through the Company. A holder of Restricted Stock who wishes to participate in the Offer must submit to the Company a Restricted Stock Election to vest such Restricted Stock, a Letter of Transmittal and such holder's Restricted Stock certificates.

    In no event are any Restricted Stock Elections and Restricted Stock certificates to be delivered to the Depositary, Purchaser, Parent or any other person other than the Company in connection with a tender of Restricted Stock hereunder.

    The Company will send or deliver to holders of Restricted Stock additional materials concerning the tender of Restricted Stock, including a Restricted Stock Election. Holders should use the Restricted Stock Election and the Letter of Transmittal to tender Restricted Stock as described above. Questions with respect to tendering Restricted Shares should be directed to Mycogen Corporation, AgroSciences Tender Offer, 5501 Oberlin Drive, San Diego, California 92121, Attention: Cheri Manis; telephone number (800) 745-7475.

    IN ORDER TO ASSURE THAT THE COMPANY CAN PERMIT THE RESTRICTED STOCKS TO VEST (CONTINGENT UPON THE PURCHASE BY PURCHASER OF SHARES PURSUANT TO THE OFFER) AND THEREBY PERMIT A TIMELY AND VALID TENDER OF THE RESTRICTED SHARES, HOLDERS OF RESTRICTED SHARES SHOULD COMPLETE AND RETURN THE RESTRICTED STOCK ELECTION AND THE LETTER OF TRANSMITTAL ALONG WITH THE RELATED RESTRICTED SHARE CERTIFICATES SO THAT THEY ARE RECEIVED BY THE COMPANY NO LATER THAT 5:00 P.M., SAN DIEGO, CALIFORNIA TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS THE OFFER IS EXTENDED.

BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING

    For a discussion of U.S. federal income tax considerations relating to backup withholding, see Section 5.

APPOINTMENT AS PROXY

    By executing a Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will be revoked without further action, and no subsequent proxies may be given nor subsequent written consents executed (and, if given or executed, such proxies or consents will not be deemed effective). The designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such

Shares, Purchaser must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of stockholders scheduled or acting by written consent without a meeting.

DETERMINATION OF VALIDITY

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its reasonable discretion. Purchaser reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.  WITHDRAWAL RIGHTS; STATUTORY RIGHTS

    Tenders of Shares pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date (or such later date as may apply in case the Offer is extended). Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 2, 1998, unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares of the Company may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger. This summary is based upon the current provisions of the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences relating to the Offer and the Merger. This summary does not address the tax consequences of the Offer and the Merger under state, local or non-U.S. tax laws. In addition, this summary may not apply, in whole or in part, to particular categories of holders of Shares, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, individuals who received Shares pursuant to employee stock options, restricted stock programs or in other compensatory transactions, and other special status taxpayers. Finally, a tax ruling from the Internal Revenue Service ("IRS") has not be requested. THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL HOLDERS OF SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

    A holder of a Share who receives cash in exchange for his or her Share pursuant to the Offer or the Merger (including cash received upon the exercise of dissenters' appraisal rights) will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received for such Share and such holder's tax basis in such Share. Such gain or loss will be a capital gain or loss, provided that such Share was held as a capital asset of the holder at the time such Share was tendered in the Offer or exchanged for cash in the Merger, as the case may be. A capital gain or loss will be a long-term capital gain or loss if the holder's holding period is more than 12 months. For individual holders, long-term capital gains are subject to a maximum federal income tax rate of 20 percent. The deduction of capital losses may be subject to limitation.

    Certain holders of Shares who receive cash in exchange for their Shares pursuant to the Offer or the Merger (including cash received upon the exercise of dissenters' appraisal rights) are required to provide the Depositary (as payer) with their correct taxpayer identification number ("TIN") on a Substitute Form W-9 (included as part of the Letter of Transmittal). If the Depositary is not provided with the correct TIN, a holder may be subject to a $50 penalty imposed by the IRS. In addition, payments made to such holder may be subject to backup withholding. If backup withholding applies, the Depositary is required to withhold 31% of any payment made to a holder. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld, provided that the required information is given to the IRS. If backup withholding results in an overpayment of federal income taxes, a refund may be obtained from the IRS. See instruction 8 of the Letter of Transmittal for a more detailed discussion regarding backup withholding.

6.  PRICE RANGE OF THE SHARES

    The Company's Shares are listed and quoted on the NASDAQ NMS under the symbol MYCO. The following table sets forth, for the periods indicated, the high and low sale prices per share for the Shares for the periods indicated. The Company has not paid dividends with respect to Shares in the past two years and is not expected to do so in the foreseeable future.

                                                                             SHARES
                                                                        -----------------
                                                                         HIGH       LOW
                                                                        -------   -------

Fiscal Year Ended August 31, 1997:
  First Quarter.......................................................  $17 1/8   $13 3/4
  Second Quarter......................................................   29 1/4    16 3/4
  Third Quarter.......................................................   28 1/2    17 1/2
  Fourth Quarter......................................................   25        18 3/4

Fiscal Year Ended August 31, 1998:
  First Quarter.......................................................  $25 1/2   $19 1/2
  Second Quarter......................................................   22 1/2    15 7/8
  Third Quarter.......................................................   25 1/4    16 5/8
  Fourth Quarter......................................................   25        20

Fiscal Year Ended August 31, 1999:
  First Quarter (through 9/3/98)......................................  $27 3/4   $27

    The following table sets forth for the periods indicated, the purchases of Shares made by Parent, the range of prices paid for such Shares and the average purchase price for each quarterly period of the Company during such periods:

                                                                    SHARES
                                                 --------------------------------------------
                                                 NUMBER OF
                                                   SHARES      HIGH        LOW       AVERAGE
                                                 ----------  ---------  ----------  ---------
Fiscal Year Ended August 31, 1997:
  First Quarter................................     297,700  $  16.875  $  15.50    $  16.484
  Second Quarter...............................   1,979,700     25.625     16.75       19.456
  Third Quarter................................     805,077     28.00      21.50       25.429
  Fourth Quarter...............................     226,666     24.00      19.25       23.047

Fiscal Year Ended August 31, 1998:
  First Quarter................................     146,400  $  20.75   $  20.5625  $  20.694
  Second Quarter...............................   4,696,512     20.761     19.3333     19.927
  Third Quarter................................   2,000,000     20.059     20.059      20.059
  Fourth Quarter...............................           0     --          --         --

Fiscal Year Ended August 31, 1999:
  First Quarter (through 9/3/98)...............           0     --          --         --

    On August 31, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement and Purchaser's intention to commence the Offer, the closing sale price of the Shares on the NASDAQ NMS was $20.00 per Share. On September 3, 1998, the last full trading day prior to the commencement of the Offer, such closing sale price was $27.5625 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

GENERAL

    The Company is a California corporation with its principal office located at 5501 Oberlin Drive, San Diego, California 92121. The Company is a diversified agribusiness and biotechnology company that develops and markets seed for improved crop varieties and provides crop protection products and services.

FINANCIAL INFORMATION

    Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries derived from the Company's public reports filed with the Commission. More comprehensive financial information is included in reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof are obtainable in the manner set forth below under "Available Information."

                              MYCOGEN CORPORATION
                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            NINE MONTHS ENDED
                                                          YEAR ENDED AUGUST 31,                  MAY 31,
                                                  -------------------------------------  ------------------------
                                                    1997(1)      1996(1)       1995         1998         1997
                                                  -----------  -----------  -----------  -----------  -----------
Net Operating Revenues..........................  $   202,407  $   146,800  $   106,169  $   177,562  $   170,895
Total Revenue...................................      210,973      155,589      113,218      184,318      177,236
Net Loss Applicable to Common Shares............      (37,683 (2)     (47,636 (2)     (15,946)     (37,757 (2)      (6,981)(2)
Net Loss Per Common Share (Basic)...............        (1.22 (1)       (1.82 (1)       (0.83)       (1.13)       (0.23)
Net Loss Per Common Share (Diluted).............        (1.22 (1)       (1.82 (1)       (0.83)       (1.13)       (0.23)
Cash, Cash Equivalents and Securities
  Available-for-Sale............................        2,211       68,038       17,600        1,514        3,097
Total Assets....................................      239,687      227,469      159,608      342,359      280,622
Long-Term Liabilities...........................       15,544        5,228        3,291       20,266       16,187
Redeemable Preferred Stock......................      --           --           --           --           --
Stockholders' Equity............................      157,214      181,194      113,703      203,232      184,341

------------------------

(1) The acquisitions of Morgan Seeds in 1997 and UAS and Mycogen Seeds in 1996 affect the comparability of the Selected Financial Data.

(2) Net loss in 1997, 1996, the nine months ended May 31, 1998 and the nine months ended May 31, 1997 includes other charges of $31.7 million, $27.6 million, $39.0 million and $14.3 million, respectively, as discussed in further detail in the Notes to the Company's Consolidated Financial Statements.

RECENT DEVELOPMENTS

    The Company has advised Parent that the Company's fourth quarter has been negatively impacted by promotional (free seed) efforts on the part of the Company's competitors. The Company also has advised Parent that fourth quarter results have been negatively impacted by high litigation costs. Based on management's preliminary assessment of the business, fourth quarter revenues are anticipated by the Company to be approximately $25.5 million with a net loss of approximately $25 million, or approximately $0.69 per Share.

AVAILABLE INFORMATION

    The Company is registered under the Exchange Act, and, accordingly, is subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov which site contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. In addition, such material should be available for inspection at the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

8. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND CERTAIN AFFILIATES OF PARENT

GENERAL

    Purchaser, a Delaware corporation with its principal offices at 2030 Dow Center, Midland, Michigan 48674, was organized in April 1998 for the purpose of effecting the Offer and the Merger, and has not carried on any activities except in connection with the Offer and the Merger. Parent owns 69% of the outstanding common stock of Purchaser and Centen Ag Inc., a Delaware corporation ("Centen"), owns 31% of the outstanding common stock of Purchaser.

    Parent is a Delaware limited liability company with its principal offices located at 9330 Zionsville Road, Indianapolis, Indiana 46268. Parent's principal business is the production of agricultural products, such as Broadstrike-TM-herbicides, Lorsban-TM- insecticides and Dursban-TM- insecticides, used in crop protection and production and for industrial pest control. Parent is 63% owned by Rofan Services Inc., a Delaware corporation ("Rofan") and 37% owned by Centen.

    Rofan is a Delaware corporation with its principal offices located at 2030 Dow Center, Midland, Michigan 48674. Rofan's principal business is to hold investments in other entities, such as Parent. Rofan is a wholly owned subsidiary of TDCC.

    Centen is a Delaware corporation with its principal offices located at 2030 Dow Center, Midland, Michigan 48674. Centen's principal business is to hold a membership interest in Parent. Centen is a wholly owned subsidiary of TDCC.

    TDCC is a Delaware corporation with its principal offices located at 2030 Dow Center, Midland, Michigan 48674. TDCC's principal business is the manufacture and sale of chemicals, plastic materials, agricultural and other specialized products and services. TDCC is a public corporation whose stock is traded on various exchanges, including the New York Stock Exchange, Inc. ("NYSE").

    Except as described in this Offer to Purchase, during the last five years, none of TDCC, Rofan, Centen, Parent, Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of TDCC, Rofan, Centen, Parent and Purchaser are set forth in
Schedule I.

FINANCIAL INFORMATION

    Set forth below is certain selected consolidated financial information with respect to TDCC and its subsidiaries as of its fiscal years ended December 31, 1997, 1996 and 1995. More comprehensive financial information is included in reports and in documents filed by TDCC with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                   THE DOW CHEMICAL COMPANY AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                              FISCAL YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
                                                                             (IN MILLIONS OF DOLLARS EXCEPT PER
                                                                                       SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA:
Net Sales..................................................................  $   20,018  $   20,053  $   20,200
Income from Continuing Operations..........................................       1,802       1,900       1,900
Net Income Available for Common Stockholders...............................       1,802       1,900       2,071

PER SHARE DATA:
Earnings per Common Share from Continuing Operations.......................  $     7.81  $     7.71  $     7.03
Earnings per Common Share..................................................        7.81        7.71        7.72
Earnings per Common Share from Continuing Operations -- Assuming
  Dilution.................................................................        7.70        7.60        6.93
Earnings per Common Share -- Assuming Dilution.............................        7.70        7.60        7.61

BALANCE SHEET DATA:
Working Capital............................................................  $    1,300  $    3,826  $    4,953
Total Assets...............................................................      24,040      24,673      23,582
Net Stockholders Equity....................................................       7,626       7,954       7,361

Weighted-average Common Shares
  Outstanding (in millions)................................................       230.6       246.3       268.2

AVAILABLE INFORMATION

    TDCC is registered under the Exchange Act, and, accordingly, is subject to the informational filing requirements of the Exchange Act. In accordance therewith, TDCC files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. TDCC is required to disclose in such proxy statements certain information, as of particular dates, concerning TDCC's directors and officers, their remuneration, stock options granted to them, the principal holders of TDCC's securities and any material interest of such persons in transactions with TDCC. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov which site contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including TDCC. In addition, such material should be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

    Except as described in this Offer to Purchase, (i) none of TDCC, Rofan, Centen, Parent or Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of TDCC, Rofan, Centen, Parent or Purchaser or, to the best of their knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. Jerry E. Toomer, Vice President-Human Resources of Parent, directly owns 840 Shares. Purchaser believes that Mr. Toomer will tender all of his Shares pursuant to the Offer. The designees of Parent who serve on the Board of the Company have agreements with Parent pursuant to which such persons agree to forfeit to Parent any Shares issuable pursuant to Options granted in connection with that service. Accordingly, any Shares subject to such Options cannot be tendered by such persons in response to the Offer.

    Except as described in this Offer to Purchase, (i) none of TDCC, Rofan, Centen, Parent or Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between TDCC, Centen, Rofan, Parent, Purchaser or any of their respective subsidiaries or, to the best of their knowledge, any of the persons listed on Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, a sale or other transfer of a material amount of assets or concerning any other transactions with the Company that are required to be disclosed pursuant to the rules and regulations of the Commission.

9.  BACKGROUND OF THE OFFER

    As noted above, on January 15, 1996, Parent and the Company entered into the Exchange and Purchase Agreement. Pursuant to the Exchange and Purchase Agreement, Parent agreed (i) to acquire 2,707,884 shares of Common Stock and a $100,000 promissory note of Agrigenetics, Inc. in exchange for all of the outstanding common stock of United Agriseeds, Inc. and (ii) to purchase 1,745,450 shares of Common Stock for consideration of $26,400,000. In addition, on January 15, 1996, Parent entered into a Stock Purchase Agreement with The Lubrizol Corporation to purchase 9,502,348 shares of Common Stock from The Lubrizol Corporation and an affiliate for $126,217,849. The transactions contemplated by these agreements closed on February 20, 1996 (the "Measurement Date").

    Pursuant to the Exchange and Purchase Agreement, among other things, Parent agreed that it would not acquire shares of Common Stock beyond specified levels at certain periods, and that it would not acquire shares of Common Stock such that it would hold more than 79.9% of the outstanding Common Stock, unless certain detailed procedures were undertaken. See Item 3(b)(2) "Exchange and Purchase Agreement."

    During calendar year 1996, Parent continued to acquire shares of Common Stock in the open market, from employees of the Company in connection with the exercise of their stock options, and directly from individual sellers. On December 2, 1996, Parent purchased 1,000,000 shares of Common Stock from Pioneer Overseas Corporation, which, aggregated with shares already owned by Parent, gave Parent ownership of greater than 50% of the outstanding shares of Common Stock and control over the Company's Board of Directors (the "Board").

    From December 1996 through November 1997, Parent continued to acquire shares of Common Stock in the open market and directly from third-party sellers (including from Dr. Jerry Caulder, who resigned as Chairman of the Board and Chief Executive Officer of the Company in May 1997, but remained a director of the Company).

    On June 30, 1997, TDCC, through wholly-owned subsidiaries, became the 100% owner of Parent, purchasing the 40% stake in Parent held by another entity.

    During the summer of 1997, three of the Company's directors--Dr. Caulder, Thomas J. Cable and W. Wayne Withers--alleged that Parent, TDCC and Parent's designees on the Board had breached their fiduciary duties to the Company and the Minority Stockholders. Those allegations are discussed below. See "Summary of Special Committee Investigation of Certain Allegations." TDCC, Parent and Parent's designees deny that they acted wrongfully.

    On November 11, 1997, Parent notified four directors of the Company (Dr. Caulder, Mr. Cable, Dr. David H. Rammler and Mr. Withers) that Parent would not vote to reelect them to the Board. Parent stated that, in addition to its own designees and Carlton J. Eibl, President of the Company, it would nominate three candidates with special expertise and talents in plant biotechnology, the seed industry and the financial affairs of growth oriented high technology companies. At the Company's annual meeting of stockholders held on January 8, 1998, Joseph
P. Sullivan, Dr. George Khachatourians and Roy M. Barbee were elected to fill those vacancies. During March and April 1997, these three new members of the Board were appointed as an independent committee to work with the Company's management in evaluating the best path for the Company.

    On April 30, 1998, prior to completion of the work of the independent committee described above, Parent notified the Company and publicly announced that it desired to amend the Exchange and Purchase Agreement to allow Parent to purchase all of the Shares held by the Minority Stockholders (the "Minority Shares") and stated that, if the Exchange and Purchase Agreement were amended to permit such discussions, Parent would be prepared to discuss such a transaction at a price per share of $20.50 (the "Initial Proposal"). On May 6, 1998, the Company announced that it had received the Initial Proposal and that the Board had appointed the Special Committee to evaluate Parent's request. The Special Committee, appointed in light of the conflict of interest, with respect to the Initial Proposal, of the five member majority of the Board designated by Parent, consisted of Mr. Sullivan and Dr. Khachatourians.

    In early May 1998, the Special Committee retained Altheimer & Gray as its legal adviser, and made inquiries with, and interviewed, a number of investment banking firms, including Wasserstein Perella. These contacts were reviewed by the Special Committee at a meeting on May 18, 1998, at which the Special Committee also reviewed with Altheimer & Gray the duties of special committees in similar situations.

    On May 22, 1998, the Special Committee met with Wasserstein Perella regarding Wasserstein Perella's retention and the work Wasserstein Perella would perform in connection therewith (including due diligence efforts), and on May 26, 1998, the Special Committee announced the retention of Wasserstein Perella as its financial advisor.

    During late May and early June 1998, the Special Committee and its advisors began extensive due diligence with respect to the Company, including its financial condition and its intellectual property assets and position, both through on-site visits to the Company's headquarters in San Diego, California and by telephone and receipt and review of documents.

    During late May and early June 1998, Altheimer & Gray learned from Dr. Khachatourians that Dr. Khachatourians had provided three days of consulting services to TDCC and Parent in August 1997 for total consideration of $18,000. In order to avoid any questions regarding his independence, Dr. Khachatourians determined that he should resign from the Special Committee. At a meeting on June 11, 1998, Dr. Khachatourians voluntarily resigned from the Special Committee, and, in accordance with the recommendation of Mr. Sullivan, Ambassador Clayton K. Yeutter was appointed to the Board and to the Special Committee. Mr. Sullivan had considered a number of candidates for the anticipated vacancy on the Special Committee and selected Mr. Yeutter due to his extensive experience in the agricultural field (including serving as U.S. Secretary of Agriculture), his strong negotiating skills and background (including serving as U.S. ambassador to the Uruguay Round of GATT) and Mr. Sullivan's view, based on their experience together with The Vigoro Corporation, where Mr. Sullivan was Chairman of the Board and Mr. Yeutter a director, that Mr. Yeutter would be able to promptly and effectively step into his role on the Special Committee and be a strong representative of the Minority Stockholders. In order to permit Mr. Yeutter's appointment to the Board, Mr. Barbee resigned from the Board.

    In mid-June 1998, through its due diligence investigation, the Special Committee learned of certain allegations involving actions of Parent and its designated directors on the Board made by former directors and executive officers of the Company, which are described in detail below. See "Summary of Special Committee Investigation of Certain Allegations." These allegations generally involved whether Parent and its Board designees had treated the Company as a wholly-owned subsidiary, ignoring the rights of the Minority Stockholders, and had made decisions based on the benefits of opportunities to Parent, rather than the Company as an independent entity. As described below, the Special Committee and its representatives investigated these allegations. The Special Committee took the results of its investigation into account in its determinations as to the value of the Company and had frank discussions regarding such allegations during its negotiations with Parent.

    On June 10, 1998, Wasserstein Perella sent a letter to TDCC requesting information on a number of due diligence matters, including issues raised by these allegations.

    On June 25, 1998, the Special Committee and its legal and financial advisors met with Parent and its representatives to discuss ongoing due diligence issues, disclosure issues (including issues relating to the allegations referred to above) and the anticipated schedule for the process. At this meeting, there was significant discussion as to the information requested by Wasserstein Perella on behalf of the Special Committee and the scope of information to be provided to the Special Committee. At a meeting of the Special Committee later on June 25, the Special Committee was presented with an initial preliminary report by Wasserstein Perella and a detailed discussion by Altheimer & Gray of the Special Committee's duties and issues relating to disclosure by Parent to the Special Committee of certain information.

    Based on the June 25 meetings, on June 26, 1998, Wasserstein Perella sent another letter to TDCC requesting additional information, particularly with respect to TDCC's and Parent's analyses of the Company, any material discussions in which TDCC or Parent might be engaged with respect to transactions in the biotech area and the issues raised by certain of the Company's former officers and directors.

    As a part of its review of the Company's business, Altheimer & Gray learned that Parent had performed significant work in two areas relating to the Company's intellectual property estate. Specifically, attorneys for Parent had prepared an overview and categorization of the Company's intellectual property assets, including an assessment of pending litigation, and Parent was managing or participating in a substantial part of the outstanding patent litigation to which the Company is a party. In response to requests from Altheimer & Gray and the Special Commitee, on July 9, 1998, Mr. Sullivan and attorneys from Altheimer & Gray met with Parent and its patent litigation counsel to discuss these due diligence matters.

    On July 21, 1998, the Special Committee met and approved an amendment to the Exchange and Purchase Agreement, subject to approval by the full Board (which approval was granted the following day), to allow (i) substantive discussions and negotiations with respect to a potential buyout transaction and (ii) a transaction to be formally proposed and consummated if such discussions and negotiations warranted. At that meeting, Wasserstein Perella informed the Special Committee that, if asked, Wasserstein Perella would be unable to opine that a price of $20.50 for such a transaction would be fair to the Minority Stockholders from a financial point of view. Also at that meeting, the Special Committee and its advisors discussed strategies with respect to a meeting with Parent to be held the next day.

    On July 22, 1998, the Special Committee, along with Wasserstein Perella and Altheimer & Gray met with Parent and its legal and financial advisors in Midland, Michigan. Discussions were held as to certain recently disclosed information, the historical relationship between the Company and Parent (including issues raised by the allegations noted above) and other due diligence matters, including Parent's plans for the Company and the Company's strategic value to Parent. Later that day, the Board approved the amendment to the Exchange and Purchase Agreement and the amendment was executed.

    On July 24, 1998, the Special Committee received Altheimer & Gray's preliminary analysis of the Company's intellectual property estate and the litigation with respect thereto. The final report with respect to these issues was delivered to the Special Committee on July 31, 1998.

    On July 27, 1998, the Special Committee met with Altheimer & Gray and Wasserstein Perella and received Wasserstein Perella's preliminary presentation as to the value of the Company, with a view toward a presentation of this analysis to Parent at a meeting scheduled for August 3, 1998. At this July 27 meeting, the Special Committee and its advisors reviewed the presentation in detail and held lengthy and significant discussions with Wasserstein Perella as to its analysis and assumptions. Wasserstein Perella circulated another draft of its preliminary report, and on July 31, 1998, the Special Committee met by teleconference with its advisors to review the status of the presentation and review further modifications.

    On August 3, 1998, the Special Committee and Wasserstein Perella met with Parent and its financial advisor, Salomon Smith Barney Inc. The advisors made presentations at this meeting as to their respective analyses of the Company's value, and delivered reports to the parties with respect thereto.

    During the succeeding ten days, the parties exchanged correspondence regarding the presentations and conclusions of the financial advisors. During this period, Parent questioned the wide discrepancy between the projections presented by the Company's management to the Board in December 1997 and the projections included in the Wasserstein Perella materials. Also during this period, the Special Committee received a report from Mr. Eibl regarding the view of the Company's management with respect to the financial advisors' reports, assumptions and conclusions. This report was provided by the Special Committee to Parent.

    On August 14, 1998, the Special Committee met with Parent and discussed the terms of the proposed transaction. Discussions centered on a range of values, with Parent, at this meeting, indicating a high value of $26.00 per Share and the Special Committee, at this meeting, indicating that the low end of its range was $30.00 per Share. The parties agreed to discuss their positions with their respective advisors and to meet again on August 26, 1998.

    During the succeeding two weeks, the Special Committee and its legal and financial advisors met several times to finalize and refine their information as to all of the matters discussed above.

    On August 26, 1998, the Special Committee met with Parent and the parties reached a preliminary and tentative agreement as to price at $28.00 per Share, subject to agreement as to the terms and conditions of a definitive agreement and any other material issues that might arise. Parent and the Special Committee instructed their respective advisors to proceed on this basis. Parent indicated to the Special Committee that it would need the approval of its governing body. Following the Special Committee meeting with Parent, the Special Committee asked Wasserstein Perella to formally determine if it would be prepared to render a fairness opinion with respect to a price of $28.00 per Share.

    On August 27, 1998, counsel for Parent delivered an initial draft merger agreement to Altheimer & Gray, and over the next four days, the parties and their representatives negotiated the terms of the Merger Agreement. During this time, legal counsel for Parent and the Special Committee also entered into discussions with legal counsel for the Company stockholder plaintiffs in the putative class action litigation with respect to a possible settlement. As a result of these discussions, on September 3, 1998, counsel for the plaintiffs, Parent, TDCC and the Special Committee entered into a "Memorandum of Understanding" ("MOU"). The MOU provides that, subject to a number of conditions, including confirmatory discovery, and court approval, the parties would agree to dismiss the putative class action litigation with prejudice. See
Item 8.

    On August 31, 1998, the Special Committee met with Mr. Eibl, Wasserstein Perella and Altheimer & Gray to review the process undertaken to date, review the Merger Agreement as finally negotiated, receive reports from Mr. Eibl, on behalf of management of the Company, from Altheimer & Gray, as to their review of the Company's intellectual property position, the allegations noted above and the Special Committee's duties under applicable law, and from Wasserstein Perella as to its report with respect to the Company from a financial point of view. At this meeting, Wasserstein Perella delivered its opinion, dated August 31, 1998, to the Special Committee to the effect that, subject to the various assumptions and limitations set forth therein, the $28.00 cash price to be received by the Minority Stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. A copy of the full text of the opinion of Wasserstein Perella, dated August 31, 1998, which sets forth, among other things, the opinion expressed, assumptions made, procedures followed, matters considered and limitations of review undertaken in connection with such opinion, is attached hereto as Annex A and should be read in its entirety. The Special Committee (i) unanimously determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, the Company and the Minority Stockholders, (ii) authorized and approved the acquisition of Shares by Purchaser in the Offer and the Merger, (iii) approved and adopted in all respects the Merger Agreement and the performance by the Company of its obligations thereunder, (iv) recommended acceptance of the Offer and the tender of shares pursuant thereto, and (v) recommended that the Board approve and adopt the Merger Agreement, the acquisition of Shares pursuant thereto and that the Board recommend that the Minority Stockholders tender their Shares in the Offer and, to the extent required, approve and adopt the Merger Agreement and the transactions contemplated thereby.

    Later on August 31, 1998, at a meeting of the Board, the Special Committee presented its report to the Board, including its recommendations set forth above. The Board unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, the Company and the Minority Stockholders, (ii) authorized and approved the acquisition of shares by Purchaser in the Offer and the Merger, (iii) approved and adopted in all respects the Merger Agreement and the performance by the Company of its obligations thereunder, and (iv) recommended that the Minority Stockholders tender their Shares in the Offer and, to the extent required, approve and adopt the Merger Agreement and the transactions contemplated thereby. Finally, the Compensation Committee of the Board, which governs each of the Mycogen Corporation 1992 Stock Option Plan, the Mycogen Corporation Restricted Stock Issuance Plan and the Mycogen Corporation 1995 Stock Purchase Plan, approved the treatment of the options, purchase rights and restricted stock subject to those plans, as described in the Merger Agreement, and took actions designed to effect such treatment.

    The Merger Agreement was executed on August 31, 1998, and Parent and the Company issued a joint press release announcing such execution and delivery on August 31, 1998 (a copy of which is attached hereto as Exhibit 28).

    (b)(2) Reasons for the Recommendation of the Special Committee and the Board. In determining that the Offer and the Merger are fair to, and in the best interests of, the Minority Stockholders, and in making its recommendation to the Board, the Special Committee considered the following material factors, which taken as a whole, supported its determination:

        (i) the offer of $28.00 per Share represented a premium of approximately 36.6%, 53.4% and 64.7% over the closing price of the Shares on the NASDAQ National Market one full trading day, thirty days and sixty days prior to the public announcement of the Initial Proposal on April 30, 1998, respectively;

        (ii) the Special Committee's review of historical market prices and recent trading activity of the Shares, including the fact that prior to August 31, 1998, the Shares had not closed above $25.50 per Share since June 1997, and developments in the stock market since the date of the Initial Proposal;

       (iii) the Special Committee's consideration of, among other things, (a) the business plan and information with respect to the financial condition, results of operations, business and prospects of the Company, (b) the changes and consolidation occurring in the agricultural biotechnology industry, their impact on the Company and the potential implication of these changes on the Company's relationship with Parent, (c) the historical relationship between the Company and Parent, including with respect to the Special Committee's investigation of the allegations described below, (d) the fact that the valuation analyses of Wasserstein Perella involved potentially speculative valuation of income opportunities which were far in the future and involved assumptions of market share in such future periods,
    (e) the inherent uncertainty as to the value of certain intellectual property rights of the Company which are subject to a number of uncertainties (such as, for example, the litigation to which the intellectual property is subject, the need to commercially develop such rights, and the inherent speculative nature of commercial development of these rights, including the area of oral immunology, and the effect of the Company's competition in these fields), and (f) concerns regarding the achievability of the Company's projections which formed the basis for the discounted cash flow analysis in Wasserstein Perella's report;

        (iv) the history of the negotiations between the Special Committee and its representatives and Parent's representatives, including the fact that
    (a) the negotiations resulted in an increase in the price at which Parent was prepared to acquire the Shares from $20.50 per Share to $28.00 per Share, an increase of 36.6%, and (b) the Special Committee believed that Parent would not further increase the price payable in the Offer and that $28.00 per Share was the highest price that could be obtained from Parent;

        (v) the Special Committee's review of presentations by, and discussion of the terms of the Merger Agreement (including the Offer and the Merger) with, representatives of the Special Committee's legal counsel and its financial advisors;

        (vi) the terms of the Offer, the Merger and the Merger Agreement, including the structural features of the Offer, which provide for a prompt cash tender offer for all outstanding Shares held by the Minority Stockholders to be followed if certain conditions are satisfied by a merger for the same consideration (thereby enabling the Minority Stockholders to obtain the benefits of the transaction in exchange for their Shares at the earliest possible time);

       (vii) other provisions of the Offer and the Merger Agreement, including the fact that (a) the Purchaser is not permitted to waive the Minimum Condition without the approval of the Special Committee unless, after the consummation of the Offer, Parent and Purchaser would own at least 81.07% of the Fully Diluted Shares (so that at least a majority of the Minority Shares on a fully diluted basis would have been tendered), (b) the Offer is not subject to any financing condition and (c) the terms of the Merger Agreement may not be amended or waived without the approval of the Special Committee;

      (viii) the likelihood that the proposed acquisition would be consummated, based in part on the financial condition of Parent and the limited scope of conditions (other than the Minimum Condition) to be satisfied prior to the consummation of the Merger as provided in the Merger Agreement;

        (ix) the written opinion of Wasserstein Perella delivered to the Special Committee on August 31, 1998 (the "Wasserstein Perella Opinion") to the effect that, subject to the various assumptions and limitations set forth in the Wasserstein Perella Opinion, the $28.00 cash price to be received by the holders of shares of Common Stock (other than TDCC or its affiliates) pursuant to the Merger Agreement is fair to such holders from a financial point of view, and the report and analysis presented by Wasserstein Perella. The full text of the Wasserstein Perella Opinion, which sets forth among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex A and is incorporated herein by reference. The Wasserstein Perella Opinion is directed to the Special Committee, addresses only the fairness of the consideration to be received by the Minority Stockholders from a financial point of view and does not constitute a recommendation to any such stockholder as to whether such stockholder should accept the Offer and tender its Shares. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE WASSERSTEIN PERELLA OPINION AND THE "OPINION OF WASSERSTEIN PERELLA." SECTION SET FORTH BELOW IN THEIR ENTIRETY;

        (x) the risk that the Company would suffer the loss of key employees and other adverse consequences if the Company had not accepted Parent's offer to engage in the transactions contemplated by the Merger Agreement and had pursued other alternatives with the attendant delay inherent in such alternatives (in particular, it was noted that a competitor of the Company had announced plans to open a facility near the Company's headquarters, and that the risk of loss of key employees described above, which management had indicated was already high, would be increased thereby);

        (xi) the belief of the Special Committee, and the concurrence of the Company's management, that, in a rapidly developing competitive market, in order for the Company to effectively compete, it would need to be a part of a larger strategic organization or fundamentally change to a different strategy, whether a niche strategy or otherwise, and the fact that such change was unlikely to happen in light of Parent's majority ownership of the Company; in this connection, the Special Committee also considered management's view that the Company has short term cash needs as well as continuing needs over many years to fund certain of its research and development opportunities which would be difficult to meet in the absence of consummating a buyout of the Minority Stockholders by Parent;

       (xii) the fact that Parent owns a majority of the shares of Common Stock, control of the Board and the right to maintain such ownership level and control, and the stated unwillingness of Parent to sell such shares to a third party bidder for the acquisition of the Company and the improbability of a third party making such a bid; and in connection therewith, Parent had indicated that it was not interested in selling the Company to a third party and the Special Committee and Wasserstein Perella were not authorized to, and did not, solicit third party indications of interest for the acquisition of the Company or its businesses;

      (xiii) the Special Committee's determination, and the concurrence of the Company's management, that, in light of allegations made and other organizational differences between Parent and the Company, a continuation of the status quo position of the parties would be highly undesirable and would present a significant risk of further erosion of the relationship between Parent and the Company and of the value of the Company;

       (xiv) the Special Committee's view that, in light of factors (x)--(xiii), together with continued disappointing operating results, and risks with respect to the trading price of the Shares and the stock market in general, the consideration that the stockholders of the Company (other than Parent and Purchaser) would obtain in a future transaction (including any transaction which might be effected by Parent pursuant to the Exchange and Purchase Agreement following February 1999) would likely be less advantageous than the consideration they would receive pursuant to the Offer and the Merger; and

       (xv) the ability of the Minority Stockholders to exercise dissenters' rights under the California Law in connection with the Merger.

    In reaching its determinations referred to above, the Board considered the recommendation of the Special Committee and a report of the Special Committee, which, in the view of the Board, supported such determinations.

    The members of the Board, including the members of the Special Committee, evaluated the various factors considered in light of their knowledge of the business, financial condition and prospects of the Company, and sought and considered the advice of financial and legal advisors. In light of the number and variety of factors that the Board and the Special Committee considered in connection with their evaluation of the Offer and the Merger, neither the Board nor the Special Committee found it practicable to quantify or otherwise assign relative weights to any of the foregoing factors, and, accordingly, neither the Board nor the Special Committee did so. In addition to the factors listed above, the Special Committee considered the fact that consummation of the Offer and the Merger would eliminate the opportunity of the Minority Stockholders to participate in any potential future growth in the value of the Company, but believed that this loss of opportunity was appropriately reflected by the price of $28.00 per Share to be paid in the Offer and the Merger.

    The Board, including the Special Committee, believes that the Offer and the Merger are procedurally fair because, among other things: (i) the Special Committee consisted of independent directors (unaffiliated with Parent, Purchaser or their affiliates or the Company's management) appointed to represent the interests of the Minority Stockholders; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained and was advised by independent financial advisors, who assisted the Special Committee in evaluating the Offer and the Merger and rendered a fairness opinion, as described herein; (iv) the detailed review by the Special Committee and its advisors of the business, financial condition and intellectual property estate of the Company and the review of the allegations of improprieties by Parent in its relationship with the Company; (iv) the deliberations pursuant to which the Special Committee evaluated the Offer and the Merger and alternatives thereto; (v) the $28.00 per Share price and the other terms and conditions of the Merger Agreement resulted from active arms'-length bargaining between members of the Special Committee, on the one hand, and Parent, on the other; and (vi) Purchaser is not permitted to waive the Minimum Condition without the consent of the Special Committee unless, after the consummation of the Offer, Parent and Purchaser would own at least 81.07% of the Fully Diluted Shares (which would constitute the tender of a majority of the Minority Shares, on a fully diluted basis).

    On August 31, 1998, the Board held a meeting and, based upon, among other things, the unanimous recommendation of the Special Committee, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement are fair to, and in the best interests of, the Company and its Minority Stockholders and approved the Offer, the Merger and the Merger Agreement and recommends that the Minority Stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTEREST OF THE COMPANY AND THE MINORITY STOCKHOLDERS, AND, UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT MINORITY STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER.

SUMMARY OF SPECIAL COMMITTEE INVESTIGATION OF CERTAIN ALLEGATIONS

    During the course of the Special Committee's due diligence efforts, the Special Committee learned of certain allegations made by former officers and directors of the Company. These allegations essentially alleged that Parent and Parent's nominees to the Board had breached fiduciary duties owed to the Company and the Minority Stockholders. The allegations, although involving numerous specifics, fit into five general categories: (i) that Parent and its nominees had inhibited, blocked or prevented the Company from entering into certain transactions (such as mergers, acquisitions, joint development agreements and the like) with third parties that allegedly would have been beneficial to the Company; (ii) that Parent and its nominees had prevented the Company from making a public offering; (iii) that Parent provided equity financing to the Company on terms that were unfair to the Company; (iv), that Parent and its nominees had offered the Company's technology to others in exchange for technology of little or no interest to the Company, but of value to Parent; and (v) that Parent had passed up opportunities to sell the Company as a whole for a favorable price.

    These allegations have been principally made by Dr. Jerry Caulder, Chief Executive Officer of the Company until May 1997 and Thomas Cable, a director of the Company until January 1998. In November 1997, Parent determined not to vote for the re-election to the Board of Dr. Caulder (who had remained a member of the Board after his resignation as Chief Executive Officer), Mr. Cable, David Rammler, the founder of the Company, and W. Wayne Withers, formerly of Monsanto Corporation and currently General Counsel of Emerson Electric Company.

    In the summer of 1997, while still members of the Board of the Company (but after Dr. Caulder had resigned as Chief Executive Officer), Dr. Caulder and Mr. Cable sent an unsigned letter (marked "draft") to Pedro Reinhard, Chief Financial Officer of TDCC, cataloging a number of complaints about the way TDCC and Parent had managed the Company. Mr. Withers sent a letter to TDCC around the same time period requesting that the Company hire an independent law firm to advise the independent members of the Board concerning alleged conflicts of interest between Parent and the Company. TDCC and Parent denied the complaints set forth in the draft letter; there is no known response to Mr. Withers' letter and no counsel was hired. In approximately April 1998, officers of the Company prepared two chronologies, one of which described the history of the discussions concerning raising public equity in 1997 and Parent's ultimate refusal to permit additional shares to be sold to the public and the other cataloging a number of transactions with third parties that were said to have been blocked by Parent.

    During its due diligence review of the Company, the Special Committee (neither of whose members had been on the Board at the time of the events in question) learned of the Caulder/Cable draft letter and the chronologies described above. Altheimer & Gray, as counsel to the Special Committee, assisted the Special Committee in an investigation into these matters. Following is a summary of the Special Committee's analysis of these documents and the allegations set forth therein.

    1. Both the Caulder/Cable draft letter and one of the management chronologies, as well as other sources, document cases in which the Company's management wished to pursue various business opportunities--some in the form of acquisitions, some structured as licenses, some as joint development agreements or otherwise--but was purportedly unable to obtain Parent's approval to do so. These transactions involved a large range of differing circumstances. Only one of these transactions was ever actually presented to the Board, which rejected it by a 5-4 vote in February 1997, all of the Parent designees voting against and all of the other directors voting in favor. Other transactions that were favored by the

Company's management were not approved by the Company's "Technology Committee" (dominated by Parent), but were not submitted to the Board. The transactions in question were also at various stages of completion. The largest and most ambitious projects were never close to consummation. The Special Committee had significant questions regarding whether these transactions could have been accomplished even with the enthusiastic support of Parent. Other potential business deals were more advanced in their development, even at the final contract stage. In general, the Special Committee found it impossible to tell whether and to what extent the Company would be better off had any or all of these transactions been accomplished. Many were in the nature of long term trait development transactions and it would have been several years before it would be clear whether they would have been profitable.

    2. As set forth in the Caulder/Cable draft letter and the other chronology, the Company had been considering means of financing its operations for much of 1997. The Board looked into raising money through the public sale of shares of Common Stock. During the summer of 1997, Parent decided that it would not permit the Company to issue new shares to anyone other than Parent, which Parent had a right to do under the Exchange and Purchase Agreement. The Special Committee determined that Parent's contractual rights, which had been extensively bargained for at arms' length, supported its actions in this case. In addition, Parent has maintained its belief that the raising of funds through outside equity would be too expensive for the Company. Moreover, there is no assurance that the Company could have successfully completed a public sale of shares of Common Stock, or at what price.

    3. In approximately October 1997, in connection with a proposed but ultimately unsuccessful acquisition, Parent was prepared to purchase approximately $150 million in value of Common Stock at $24.00 per share. A fairness opinion for that price had been obtained. After the collapse of that transaction, in November 1997, Parent agreed to purchase $75 million in value of Common Stock at a contractually stipulated price of the 90 day trailing average. This transaction was approved unanimously by the Board, including by Dr. Caulder and Messrs. Cable, Rammler and Withers. No fairness opinion was obtained for this transaction. During the two-month period between the time the Board approved the transaction and when it was consummated, the 90 day trailing average price declined from $23.02 to $19.94. Because the stock price was falling at that time, the considerable period of time it took for Parent to formally approve and consumate the transaction resulted in lowering the cost of acquisition for Parent.

    4. In the Caulder/Cable draft letter, the allegation is made that Parent had offered to trade (presumably by way of a cross license) the Company's technology to others in exchange for technology that was of little or no interest to the Company but was of value to TDCC and Parent. However, neither Dr. Caulder, Mr. Cable nor current management of the Company were aware of any instance in which such a technology trade was in fact consummated.

    5. Finally, Dr. Caulder has maintained that Parent could have arranged for the sale of all of the Company's stock (including the Shares held by the Minority Stockholders) at a considerable premium over the market price if it had chosen to do so. The Special Committee recognized that as a matter of law, Parent was and is under no obligation to agree to sell its own shares of Common Stock, even if it might have been in the best interests of the Minority Stockholders that Parent do so.

    TDCC, Parent and Parent's designees have denied that they acted wrongfully with respect to any of the matters raised in these allegations.

    As described above, the Special Committee took these matters and the results of its investigation into account in making its determinations described above and in making its recommendations to the Board.

VALUATION BY THE FINANCIAL ADVISOR TO TDCC

    As noted above, Salomon Smith Barney, as financial advisor to TDCC, made a presentation to the Special Committee on August 3, 1998, regarding its updated views on the stand-alone valuation of the

Company, which presentation had previously been prepared and delivered to TDCC (the "Salomon Smith Barney Valuation").

    In connection with its preparation of the Salomon Smith Barney Valuation, Salomon Smith Barney reviewed certain publicly available information concerning the Company and certain other financial information concerning the Company, including financial forecasts that were developed by the managements of the Company and Parent, respectively, and provided to Salomon Smith Barney by Parent. Salomon Smith Barney discussed the past and current business operations, financial condition and prospects of the Company with certain officers and employees of Parent and TDCC. Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

    In its review and analysis, and in arriving at the Salomon Smith Barney Valuation, Salomon Smith Barney assumed and relied upon the accuracy and completeness of the information reviewed by it for purposes of the Salomon Smith Barney Valuation, and Salomon Smith Barney did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of the Company, Salomon Smith Barney assumed that they had been reasonably prepared and reflected the best currently available estimates and judgments of the Company and Parent, and Salomon Smith Barney expressed no view with respect to such forecasts or the assumptions upon which they were based. Salomon Smith Barney did not assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company, nor was it provided with any such evaluation or appraisal.

    The Salomon Smith Barney Valuation was necessarily based upon conditions as they existed and could be evaluated as of such date. The Salomon Smith Barney Valuation is comprised of two sets of analyses: a review of a preliminary valuation analysis prepared for TDCC and delivered on April 28, 1998 ("Preliminary Valuation") and a revised valuation analysis, which updated the Preliminary Valuation, as of August 3, 1998 ("Updated Valuation"). The Salomon Smith Barney Valuation did not imply any conclusion as to the likely trading range, if any, of the Shares following the consummation of a TDCC purchase of the outside shareholders' stock, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, liquidity and float and other factors that generally influence the price of securities. The Salomon Smith Barney Valuation was only an estimate of the value, from a financial point of view, of the Shares to be purchased by Parent and did not constitute a recommendation to TDCC or to any holder of Shares as to whether such holders should tender Shares in connection with the Offer. The Salomon Smith Barney Valuation also does not constitute an opinion to TDCC or any other person as to the fairness of the consideration to be paid or received in connection with the Offer.

    The following is a summary of the material analyses presented and discussed by Salomon Smith Barney at the meeting on August 3, 1998.

    HISTORICAL STOCK PRICE PERFORMANCE. Salomon Smith Barney reviewed the trading prices for Shares over the period from July 1, 1997 to July 31, 1998, which indicated that the stock had traded from a low of approximately $18 per Share to a high of approximately $24 per Share during such period. Salomon Smith Barney noted that the Shares had underperformed by comparison to both the S&P Composite Average and an index of certain of the Company's peer companies.

    ANALYSIS OF SELECTED PUBLICLY TRADED AGRICULTURAL BIOTECHNOLOGY
COMPANIES. Using publicly available information, Salomon Smith Barney compared the financial, operating and market performance of the Company with those of the following agricultural biotechnology companies: AgriBioTech Inc., DEKALB Genetics Corporation ("Dekalb"), Delta and Pine Land Company ("Delta & Pine Land"), Empresas La Moderna S.A. de C.V., Monsanto Company ("Monsanto"), Pioneer Hi-Bred International, Inc. ("Pioneer Hi-Bred"), and Vilmorin et Compagnie (the "Comparable Companies"). Salomon Smith Barney considered the Comparable Companies to be reasonably similar to the Company insofar as they participate in business segments similar to the Company's business segments, but none of these companies has the same management, makeup, size and combination of businesses as the Company. Accordingly, the analysis described below is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Company and the Comparable Companies and other factors that could affect public trading value.

    For the Company and each of the Comparable Companies, Salomon Smith Barney calculated multiples of firm value to the lastest twelve months ("LTM") revenues. Other traditional valuation measures such as multiples of firm value to estimated 1998, 1999, and 2000 earnings as well as firm value to earnings before interest, taxes, depreciation, and amortization ("EBITDA"), and to earnings before interest and taxes ("EBIT") were also calculated, but deemed not to be meaningful due to the Company's negative financial performance. The multiples of firm value to LTM revenues for the Comparable Companies calculated in connection with the Preliminary Valuation ranged from 1.1x to 9.2x, with a median of 2.7x and a mean of 3.6x; while such multiple for the Company was 3.6x. The multiples of firm value to LTM revenues for the Comparable Companies calculated in connection with the Updated Valuation ranged from 1.4x to 9.8x, with a median of 4.2x and a mean of 4.9x; while such multiple for the Company was 4.2x.

    After review of the different sizes, focuses, market shares, and intellectual property components of the Comparable Companies as well as the Company's total lack of profitability as compared to the performances achieved by the Comparable Companies, Salomon Smith Barney determined that the LTM revenue multiple to be applied in a valuation of the Company would be significantly less than the median multiple found in the agricultural biotechnology sector. In addition, especially as of the Updated Valuation, the agricultural biotechnology sector experienced considerable consolidation which Salomon Smith Barney believed had had an unusually positive impact on the stronger Comparable Companies' stock prices, thereby producing inflated valuation multiples.

    By applying an adjusted multiple range of 1.2x to 2.5x to the Company's LTM revenue, Salomon Smith Barney derived an implied equity value per Share ranging from $6.34 to $13.68 for the Preliminary Valuation. In connection with the Updated Valuation, Salomon Smith Barney applied an adjusted multiple range of 1.5x to 2.7x, resulting in an implied equity value per Share of $8.03 to $14.81. To account for a possible minority acquisition premium associated with the purchase of the remaining Shares, Salomon Smith Barney applied a 20% to 30% premium (the "Premium") to the implied equity value per Share to arrive at an estimated equity value per Share of $7.60 to $17.79 for the Preliminary Valuation and $9.64 to $19.25 for the Updated Valuation.

    Salomon Smith Barney also performed a multiple analysis based upon the Company's 2002 projected EBITDA in connection with which the implied value per Share was derived utilizing a 20-30x multiple discounted back to 1998 in an attempt to capture the impact of the Company's projected future profitability. In performing this and other analyses, Salomon Smith Barney utilized two sets of projections. The first set of projections was compiled by the Company management and presented to Parent's Operating Committee in December 1997 ("Company Projections"). The second set of projections included Parent's adjustments to the Company Projections based upon the Company's recent disappointing financial performance, the Company's poor competitive position, and differing assumptions pertaining to the corn market ("TDCC Projections"). Using the Company Projections, Salomon Smith Barney derived an implied value per Share of $5.98 to $13.12 including the Premium. Using the TDCC Projections, Salomon Smith Barney derived an implied value per Share range of $3.25 to $7.88 with the Premium.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Salomon Smith Barney also analyzed certain financial, operating and stock market information publicly available or estimated by Parent for certain selected merger or acquisition transactions. Since the Company's operations involve both a seed trait business and an intellectual property business, Salomon Smith Barney reviewed ten selected seed driven agricultural biotechnology transactions (the "Seed Transactions") as well as twelve selected intellectual property driven agricultural biotechnology transactions (the "IP Transactions") in order to derive an implied private market valuation for the Shares.

    Salomon Smith Barney derived the firm values implied by the terms of the transactions and then calculated the resulting multiples of firm value to LTM revenues. In connection with the Preliminary Valuation, the multiple of firm value to LTM revenues in the Seed Transactions ranged from 1.1x to 4.8x, with a median of 2.1x and a mean of 2.3x, while the multiple of firm value to LTM revenues in the IP Transactions ranged from 3.0x to 96.2x, with a median of 10.3x and a mean of 8.3x. To properly account for the Company's distinct seed and intellectual property businesses, Salomon Smith Barney utilized various blended weighted averages of the selected multiple ranges from the Seed Transactions and IP Transactions to derive a reference valuation range of $15.23 to $19.89 per Share.

    The Updated Valuation included five precedent transactions which occurred after the Preliminary Valuation was complete. By including these five transactions in the derivation of the Seed Transaction and IP Transaction multiple ranges and employing the blended weighted averages used in the Preliminary Valuation, Salomon Smith Barney derived a reference valuation range of $18.76 to $25.54 per Share.

    While Salomon Smith Barney considered the Seed Transactions and the IP Transactions to be reasonably similar to the Offer and the Merger, no transaction used in the analysis of the Precedent Transactions summarized above is identical to such transactions. The Company's lack of profitability and weak market position, combined with a very limited universe of potential buyers, all impact the comparability of certain of the precedent transactions.

    DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney also performed a discounted cash flow analysis in connection with which reference ranges of per Share equity value were derived based upon the sum of (i) the value, discounted to present, of a stream of projected unlevered cash flows and (ii) a projected terminal value.

    The Company's seed business and the intellectual property business were discounted at different discount rates due to their significantly different risk profiles. For each segment, Salomon Smith Barney conducted an analysis based upon the Company Projections and the TDCC Projections. Due to the Company's current negative financial performance there is a considerable impact on values calculated by utilizing a nine year projected cash flow stream by comparison to a four year projected cash flow stream in the discounted cash flow analysis. Therefore, Salomon Smith Barney valued the Company utilizing each set of projections for each of the two different segments of the business based on both a four year and nine year set of projected discounted unlevered cash flows. For the seed business valuations, a weighted average cost of capital ("WACC") ranging from 12.0% to 14.0% was used and the Company terminal value was calculated by applying a 12.0x to 18.0x range of multiples to the Company's projected EBITDA in the final year. For the intellectual property business valuations, Salomon Smith Barney used a 15% to 25% WACC and applied a 6.0x to 10.0x range of multiples to the Company's projected revenue in the final year to derive the terminal value.

    Salomon Smith Barney calculated an implied per Share equity value for the Company using the Company Projections ranging from $6.65 to $8.92 when four years of cash flows were used and ranging from $8.62 to $15.51 when nine years of projected cash flow were used. When the TDCC Projections were utilized, the implied per Share equity value for the Company ranged from $5.21 to $6.95 when four years of cash flows were used to $5.07 to $9.59 when nine years of projected cash flows were used.

    Salomon Smith Barney prepared the Valuation solely in connection with advising TDCC with respect to Parent's purchase of the outside shareholders' Shares. Salomon Smith Barney has not rendered an opinion, nor does the Salomon Smith Barney Valuation constitute its opinion, to the Company, Parent, TDCC or any other person as to the fairness of the consideration to be paid or received in the Offer.

    The preparation of valuation analyses is a complex process involving subjective judgments and is not susceptible to partial analysis or summary descriptions. The summary set forth above does not purport to be a complete description of the analyses underlying the Salomon Smith Barney Valuation. Salomon Smith Barney believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in the Salomon Smith Barney Valuation. The ranges of valuation implied by any particular analysis described above should not be taken to be the view of Salomon Smith Barney as to the actual value of the Company.

    In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Parent and the Company. Any estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies might actually trade or be sold.

    Salomon Smith Barney has acted as financial advisor to TDCC in connection with its purchase of Shares and, as described under "Fees and Expenses" below, will receive a fee for its services, a substantial portion of which is contingent upon consummation of the Offer. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade the equity securities of TDCC and the Company for their own account and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates have previously rendered certain investment banking and financial advisory services to TDCC for which they have received customary compensation. Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may have other business relationships with TDCC, Parent or the Company in the ordinary course of their businesses.

    Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. TDCC retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its familiarity with companies in the agriculture biotechnology industry.

OPINION OF WASSERSTEIN PERELLA

    The Special Committee retained Wasserstein Perella to act as its financial advisor in connection with the Transactions (as defined herein). Wasserstein Perella has delivered a written opinion to the Special Committee, dated August 31, 1998, to the effect that, subject to the various assumptions and limitations set forth therein, as of the date thereof, the $28.00 per Share cash consideration to be received by holders of Shares (other than TDCC and its affiliates) in the Offer and the Merger pursuant to the Merger Agreement (collectively, the "Transactions") is fair to such shareholders from a financial point of view. Wasserstein Perella was engaged and acted solely as an advisor to the Special Committee and not as an advisor to or agent of any other person, including the Company. Wasserstein Perella's opinion is for the benefit and use of the Special Committee in its consideration of the Transactions and may not be used for any other purpose.

    THE FULL TEXT OF THE WRITTEN OPINION OF WASSERSTEIN PERELLA, DATED AUGUST 31, 1998, WHICH SETS FORTH AMONG OTHER THINGS THE OPINIONS EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS SCHEDULE III AND HOLDERS OF THE SHARES ARE URGED TO READ IT IN ITS ENTIRETY. WASSERSTEIN PERELLA'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO WHETHER OR NOT SUCH

HOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER OR HOW SUCH HOLDER SHOULD VOTE OR OTHERWISE ACT IN RESPECT OF THE OFFER, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND SHOULD NOT BE RELIED UPON BY ANY HOLDER IN RESPECT OF SUCH MATTERS. THE SUMMARY OF THE OPINION OF WASSERSTEIN PERELLA SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS SCHEDULE III.

    In connection with rendering its opinion, Wasserstein Perella, among other things, (i) reviewed the financial terms and provisions of the Merger Agreement;
(ii) reviewed the Exchange and Purchase Agreement, dated January 15, 1996, among the Company, Agrigenetics, Inc., Parent and United Agriseeds, Inc. (the "Exchange and Purchase Agreement"), including TDCC's and its affiliates' rights and obligations thereunder both if the Transactions are completed and not completed; (iii) reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, financial forecasts, projections and analyses prepared by or on behalf of the Company and provided to Wasserstein Perella for purposes of its analyses; (iv) met with certain representatives of the Company and Parent to review and discuss such information and, among other matters, the Company's business, financial condition, results of operations and prospects; (v) reviewed and considered certain financial and stock market data relating to the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded and that Wasserstein Perella believed might be relevant or comparable in certain respects to the Company or one or more of its businesses or assets; (vi) reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the seed and agrobiotech industries specifically, and in other industries generally, which Wasserstein Perella believed to be reasonably comparable to the Transactions or otherwise relevant to its analysis; and (vii) performed such other studies, analyses and investigations and reviewed such other information as Wasserstein Perella considered appropriate.

    In its review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied on the accuracy and completeness of all the financial and other information provided to or discussed with it or publicly available, including the financial projections, forecasts, analyses and other information provided to Wasserstein Perella, without assuming any responsibility for independent verification of, or expressing an opinion as to, any of such information. Wasserstein Perella also relied upon the reasonableness and accuracy of the unadjusted projections, forecasts, analyses and other information furnished to Wasserstein Perella and assumed, with the Special Committee's consent, that such projections, forecasts, analyses and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management as of August 31, 1998 and that management of the Company is unaware of any facts that would make the projections, forecasts and other information provided to Wasserstein Perella incomplete or misleading. Wasserstein Perella expressed no opinion with respect to such projections, forecasts and analyses or the assumptions on which they are based. Wasserstein Perella also did not review any of the books and records of the Company or Parent, and although Wasserstein Perella visited certain facilities of the Company, Wasserstein Perella was not retained to conduct, and did not assume any responsibility for conducting, a physical inspection of the properties or facilities of the Company or Parent, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or Parent, and no such independent valuation or appraisal was provided to it. Wasserstein Perella's opinion was based on economic and market conditions and other circumstances as they existed and could be evaluated by it on August 31, 1998. Although subsequent developments may affect Wasserstein Perella's opinion, it is under no obligation to update, revise or reaffirm its opinion. Wasserstein Perella's analysis assumes that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification.

    In the context of its engagement, Wasserstein Perella was not authorized to solicit and did not solicit alternative offers for the Company or its assets, or investigate any other alternative transactions which may be available to the Company. Wasserstein Perella expressed no opinion with respect to the Third Party Sale Value of the Company as such term is defined in the Exchange and Purchase Agreement.

    The following is a summary of the report presented by Wasserstein Perella to the Special Committee in connection with the delivery of its opinion on August 31, 1998.

    DISCOUNTED CASH FLOW ANALYSES. Wasserstein Perella performed two different discounted cash flow ("DCF") analyses of the Company based on the Company's financial projections for the 1998-2007 period by business segment: (i) a variable discount rate DCF analysis and (ii) a probability-weighted method DCF analysis. The Company's projections for the 1998-2007 period include the impact of three pending acquisitions in Brazil, including the impact of an increase in net debt as a result of these acquisitions. Certain synergies that would be expected in a combination with TDCC such as expense reductions and the Company's use of net operating losses were included in the projections.

    In conducting the variable discount rate DCF analysis, Wasserstein Perella used a range of discount rates and a range of terminal multiples of earnings before interest and taxes ("EBIT") for each of the Company's more established, growing business segments. For the Company's Biopesticides and the SoilServ business segments, Wasserstein Perella used discount rates ranging from 11.0% to 14.0% and terminal EBIT multiples ranging from 6x to 10x. For the Company's Conventional Seed business segment, Wasserstein Perella used discount rates ranging from 12.0% to 14.0% and terminal EBIT multiples ranging from 8x to 12x. For the Conventional Seed portion of the Company's joint venture with Verneuil Holding, S.A. ("VMO") and the Company's entire AC Humko joint venture, Wasserstein Perella used discount rates ranging from 12.0% to 14.0% and terminal EBIT multiples ranging from 6x to 10x. For the Company's JG Boswell joint venture, Wasserstein Perella used discount rates ranging from 12.0% to 14.0% and terminal EBIT multiples ranging from 8x to 12x. For the Company's DAS Canada joint venture, Wasserstein Perella used discount rates ranging from 20.0% to 24
 .0% and terminal EBIT multiples ranging from 8x to 12x. These analyses yielded ranges of per share values for each such business segment as follows:
Biopesticides $0.09 to $0.12; SoilServ $0.73 to $1.02; Conventional Seed $6.48 to $13.05; VMO (conventional seed only) $0.18 to $0.27; AC Humko $0.06 to $0.07; JG Boswell $1.54 to $2.22; and DAS Canada $0.34 to $0.54.

    With respect to the Company's less well established business segments or business segments that rely on unproven technology, Wasserstein Perella used a range of discount rates and a range of projected unlevered cash flow perpetuity growth rates. For the Company's Herbicide and Insect Resistence business segment, Wasserstein Perella used discount rates ranging from 20.0% to 24.0% and perpetuity growth rates from 0.0% to 6.5%. For the Company's Output Traits business segment, Wasserstein Perella used discount rates ranging from 25.0% to 30.0% and perpetuity growth rates ranging from 5.0% to 6.5%. For the Company's Disease Resistence business segment, Wasserstein Perella used discount rates ranging from 31.0% to 50.0% and perpetuity growth rates ranging from 8.0% to 10.0%. For all portions of the Company's VMO joint venture excluding the conventional seed portion, Wasserstein Perella used discount rates ranging from 20.0% to 50.0% and perpetuity growth rates ranging from 5.0% to 10.0%. Wasserstein Perella applied discount rates ranging from 20.0% to 24.0% to projected Pioneer Hi-Bred royalties. For the Company's other partner royalties, Wasserstein Perella used discount rates ranging from 20.0% to 24.0% and perpetuity growth rates ranging from 1.0% to 2.5%. For the Company's other pest and crop royalties, Wasserstein Perella used discount rates ranging from 31.0% to 50.0% and perpetuity growth rates ranging from 5.0% to 6.5%. These analyses yielded ranges of per share values for each business segment as follows:
Herbicide and Insect Resistence $3.75 to $6.65; Output Traits $4.71 to $8.72; Disease Resistence $2.98 to $4.03; VMO (other than conventional seed) $0.02 to $0.08; Pioneer Hi-Bred royalties $0.90 to $0.97; other partner royalties $0.35 to $0.54; and other pest and crop royalties $0.53 to $2.67. In addition, the Wasserstein Perella valued certain miscellaneous items including potential cost savings and use of net operating losses which yielded, in the aggregate, a range of per share values from $4.64 to $6.48.

    This variable discount rate DCF analyses yielded an aggregate value per share for the Shares ranging from $27.37 to $47.29. Wasserstein Perella also noted that recent declines in volume and unit sales price with respect to corn seed may adversely impact the Company's long term growth projections and that, assuming the Company's recent market share erosion impacts projected market share growth in a constant fashion, the range of values per share of the Company's Shares would be reduced to $26.22 to $45.44.

    In addition, Wasserstein Perella performed a sensitivity analysis based on certain financial forecasts provided to Wasserstein Perella by management of the Company with respect to certain key business segments of the North America and Brazil portions of the Company's Conventional Seed, Herbicide and Insect Resistance and Output Traits business segments. The Base Case for the sensitivity analysis was predicated on forecasts of the Company's market share in each key business segment for the period from 1997 through 2007 (the "Base Case"). The Base Case projections implied that the Company's market share of the Conventional Seed business for corn in North American will grow from 3.4% in 1997 to 13.6% in 2007 and that such business segment's contribution to the overall value of the Company ranges from $2.46 to $5.40 and that the Company's market share of the Conventional Seed business for corn in Brazil will grow from 11.0% in 1997 to 29.0% in 2007 and that such business segment's contribution to the overall value of the Company ranges from $2.65 to $4.50. The Base Case projections also implied that the Company's market share of the Herbicide and Insect Resistance business for corn crops in North America will grow from 3.4% in 1997 to 13.6% in 2007 and that such business segment's contribution to the overall value of the Company ranges from $1.88 to $3.25 and that the Company's market share of the Herbicide and Insect Resistance business for soybean crops in North America will grow from 1.8% in 1997 to 7.8% in 2007 and that such business segment's contribution to the overall value of the Company ranges from $1.16 to $1.86. The Base Case projections further implied that the Company's market share of the Output Traits business for soybean crops in North America will grow from 1.8% in 1997 to 7.8% in 2007 and that such business segment's contribution to the overall value of the Company ranges from $3.77 to $6.83. In the Base Case, these key business segments comprised 45.3% of the Company's overall value and the remainder of the Company's value was derived from 35 additional business units and miscellaneous items.

    For purposes of its sensitivity analysis only, Wasserstein Perella also considered two alternative cases (i) a revised Base Case which was predicated on the Company achieving 75% of its projected growth in market share for the key business segments through the year 2007 (the "75% Case") and (ii) a revised Base Case which was predicated on the Company achieving 125% of its projected growth in market share for the key business segments through the year 2007 (the "125% Case"). In the 75% Case, the contribution of the Conventional Seed business for corn in North America to the Company's overall value ranged from $0.98 to $2.87, a reduction from the Base Case of 60.2% and the contribution of the Company's Conventional Seed business for corn in Brazil to the Company's overall value ranged from $2.34 to $3.91, a reduction from the Base Case of 11.7%. In the 75% Case, the contribution of the Company's Herbicide and Pesticide Resistance business for corn crops in North America to the Company's overall value ranged from $1.60 to $2.76, a reduction from the Base Case of 14.9% and the contribution of the Company's Herbicide and Pesticide Resistance business for soybean crops in North America to the Company's overall value ranged from $0.86 to $1.36, a reduction from the Base Case of 25.9%. In the 75% Case, the contribution of the Company's Output Traits business for soybean crops in North America to the Company's overall value ranged from $3.55 to $6.40, a reduction from the Base Case of 5.8%. In the 75% Case, these key business segments comprised 40.6% of the Company's overall value.

    In the 125% Case, the contribution of the Conventional Seed business for corn in North America to the Company's overall value ranged from $3.93 to $7.92, an increase from the Base Case of 59.8% and the contribution of the Company's Conventional Seed business for corn in Brazil to the Company's overall value ranged from $2.97 to $5.09, an increase from the Base Case of 12.1%. In the 125% Case, the contribution of the Company's Herbicide and Pesticide Resistance business for corn crops in North America to the Company's overall value ranged from $2.16 to $3.72, an increase from the Base Case of 14.9% and the Company's Herbicide and Pesticide Resistance business for soybean crops in North

America to the Company's overall value ranged from $1.22 to $1.96, an increase from the Base Case of 5.2%. In the 125% Case, the contribution of the Company's Output Traits business for soybean crops in North America to the Company's overall value ranged from $3.99 to $7.24, an increase from the Base Case of 5.8%. In the 125% Case, the key business segments comprised 48.7% of the Company's overall value.

    The Base Case, the 75% Case, and the 125% Case resulted in per share valuation ranges for the Shares from $27.37 to $47.29; $23.98 to $41.51 and $30.25 to $52.38, respectively.

    For purposes of the probability-weighted method DCF analysis, Wasserstein Perella used estimates provided by management of the probability that new products will proceed through certain stages of the commercialization process and ultimately be commercialized in order to weigh the expenses anticipated in connection with commercializing the product and the revenues anticipated to be generated by the product. These probability-weighted expense and revenue streams were then used to estimate the free cash flow attributable to such products. Wasserstein Perella lowered management's probability estimates to reflect execution and commercialization risk in light of the size and financial resources available to the Company's competitors as follows: (i) Wasserstein Perella used 90% of management's probability estimates with respect to Herbicide and Pesticide Resistance products; (ii) Wasserstein Perella used 81% of management's probability estimates with respect to Output Traits products, and;
(iii) Wasserstein Perella used 72% of management's probability estimates with respect to Disease Resistance products.

    For the Company's Biopesticides and the SoilServ business segments, Wasserstein Perella used discount rates ranging from 10.0% to 14.0% and terminal EBIT multiples ranging from 6x to 10x. For the Company's Conventional Seed business segment, Wasserstein Perella used discount rates ranging from 11.0% to 14.0% and terminal EBIT multiples ranging from 8x to 10x. For the conventional seed portion of the Company's VMO joint venture and the Company's entire joint ventures with AC Humko and JG Boswell, Wasserstein Perella used discount rates ranging from 11.0% to 14.0% and terminal EBIT multiples ranging from 6x to 12x. For the Company's DAS Canada joint venture, Wasserstein Perella used discount rates ranging from 10.0% to 14 .0% and terminal EBIT multiples ranging from 4x to 10x.

    For the Company's Herbicide and Insect Resistence business segment, Output Traits business segment, other partner royalties business segment and other pest and crop royalties business segment, Wasserstein Perella used discount rates ranging from 11.0% to 14.0% and perpetuity growth rates ranging from 5.0% to 6.5%. For the Company's Disease Resistence business segment and VMO joint venture (excluding the conventional seed portion), Wasserstein Perella applied discount rates ranging from 11.0% to 14.0% and perpetuity growth rates ranging from 5.0% to 10.0%. Wasserstein Perella applied discount rates ranging from 10.0% to 14.0% to projected Pioneer Hi-Bred royalties.

    The probability-weighted method DCF analyses yielded an aggregate value per share for the Share ranging from $27.77 to $54.92. Wasserstein Perella also noted that recent declines in volume and unit sales price with respect to corn seed may adversely impact the Company's long term growth projections and that, assuming the Company's recent market share erosion impacts projected market share growth in a constant fashion, the range of values per share would be reduced to $26.83 to $53.29.

    COMPARABLE TRANSACTION ANALYSIS. Wasserstein Perella reviewed recent acquisitions of all the outstanding equity of, or strategic equity investments in, four publicly traded agrobiotech companies from April 1, 1996 to August 31, 1998 in which the total purchase price for the seller ranged from $268 million to $3.88 billion (acquiror/seller): Monsanto Company ("Monsanto")/Delta and Pine Land Company ("Delta"); E. I. du Pont de Nemours and Company/Pioneer Hi-Bred International, Inc. ("Pioneer"); Monsanto/DeKalb Genetics Corporation ("DeKalb"); and Monsanto/Calgene, Inc. ("Calgene"). In those transactions in which only a substantial equity investment was made, the purchase price was adjusted to translate the price the acquiror paid for part of the seller into a price for the entire company.

    For each transaction, Wasserstein Perella calculated the multiple of announced purchase price (or adjusted purchase price in the case of substantial equity investments) to the seller's (i) last twelve months

("LTM") sales, (ii) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and (iii) LTM EBIT. Wasserstein Perella also calculated the implied equity value of each seller as a multiple of net income and book value.

    The analysis of the foregoing four transactions, excluding certain multiples which Wasserstein Perella determined were not meaningful, yielded a range of multiples of (a) announced or adjusted purchase price to (i) LTM sales of 4.6x to 9.87x, (ii) LTM EBITDA of 18.4x to 69.8x, (iii) LTM EBIT of 22.6x to 89.6x and (b) of implied equity value to (i) net income of 33.9x (in the one instance in which such information was meaningful) and (ii) book value of 3.1x to 25.1x. Wasserstein Perella used these comparable transaction multiples to calculate implied values for the shares based on the ranges of multiples derived from such transactions. The per Share value implied by this analysis ranged from $33.24 per share to $38.85 per share.

    PREMIUM ANALYSIS. As part of its analysis, Wasserstein Perella reviewed three acquisition transactions by majority shareholders of publicly owned minority interests in agrobiotech companies with values ranging from $119.4 million to $3,426 million to derive a range of premiums paid over (i) the seller's market price per share one day prior to the announcement of the respective transaction (the "1-Day Market Price"); (ii) the seller's market price per share 30 days prior to the announcement of the respective transaction (the "30-Day Market Price"); and (iii) the seller's market price per share 60 days prior to the announcement of the respective transaction ("60-Day Market Price"). The three transactions involved the following pairs of companies (acquiror/seller): Monsanto/Calgene; Novartis AG/SyStemix, Inc.; and Monsanto/DeKalb (the "Premium Transactions").

    The Premium Transactions yielded a range of acquisition premiums to the 1-Day Market Price of 34.9% to 77.3% with a mean of 52.5% and a median of 45.5%. The 1-Day Market Price of the Company was $20.50. The median acquisition premium to the 1-Day Market Price for the Premium Transactions implies a per share price of $29.82. The mean acquisition premium to the 1-Day Market Price for the Premium Transactions implies a per share price of $31.27.

    The Premium Transactions yielded a range of acquisition premiums to the 30-Day Market Price of 41.2% to 60.0% with a mean of 53.5% and a median of 59.2%. The 30-Day Market Price of the Company was $18.25. The median acquisition premium to the 30-Day Market Price for the Premium Transactions implies a per share price of $29.05. The mean acquisition premium to the 30-Day Market Price for the PremiumTransactions implies a per share price of $28.01.

    The Premium Transactions yielded a range of acquisition premiums to the 60-Day Market Price of 42.57% to 48.6% with a mean of 45.5% and a median of 45.5%. The 60-Day Market Price of the Company was $17.00. The median acquisition premium to the 60-Day Market Price for the Premium Transactions implies a per share price of $24.73. The mean acquisition premium to the 60-Day Market Price for the Premium Transactions implies a per share price of $24.74.

    COMPARABLE COMPANY ANALYSIS. Wasserstein Perella reviewed and compared certain financial information of the Company to corresponding financial information for four publicly traded companies: Pioneer; DeKalb; Delta and Agribiotech, Inc. (collectively, the "Comparable Companies"). Such financial information was used to calculate for each Comparable Company (a) the price/earnings ratio ("P/E Ratio") for 1997, the estimated P/E ratio for 1998, the ratio of 1998 estimated P/E Ratio to estimated three to five year earnings growth rate and the price to book ratio, (b) the multiple of adjusted market value to 1997, LTM and estimated 1998 and 1999 financial results, including sales, EBITDA and EBIT and (c) net debt as a percentage of market capitalization.

    Such analysis, excluding certain multiples which Wasserstein Perella determined were not meaningful, indicated that, (a) the Company had a price to book ratio of 4.1x, as compared to a range of 4.6x to 18.3x, with a mean of 10.1x and a median of 8.8x, for the Comparable Companies, (b) with respect to adjusted market value, (i) the Company traded at a multiple of 4.29x 1997 sales, as compared to a range of 1.34x to

10.32x, with a mean of 5.66x and a median of 5.50x, for the Comparable Companies, (ii) the Company traded at a multiple of 4.15x LTM sales, as compared to a range of 1.34x to 9.33x, with a mean of 5.20x and a median of 5.08x, for the Comparable Companies, (iii) the Company traded at a multiple of 3.53x estimated 1998 sales, as compared to a range of 1.45x to 7.13x, with a mean of 4.72x and a median of 5.15x, for the Comparable Companies, (iv) the Company traded at a multiple of 3.03x estimated 1999 sales, as compared to a range of 0.72x to 5.33x, with a mean of 3.87x and a median of 4.71x, for the Comparable Companies and (c) the Company's net debt was 9.9% of its market capitalization, as compared to a range of (2.3%) to 9.5%, with a mean of 2.6% and a median of 1.6% for the Comparable Companies. The above analysis, when adjusted to account for control premiums of 10%, 30% and 50%, implied per share values of $30.22, $31.93 and $33.64, respectively.

    COMPOSITE RANGE. Based on the above analyses, Wasserstein Perella derived a composite range of per share values of $25.00 to $35.00. In deriving this composite range, Wasserstein Perella took into account, among other things, that
(i) the Company historically has failed to achieve its operating projections and the projections provided to Wasserstein Perella by management of the Company were significantly higher than those included in the Company's 1997 business plan, (ii) the Company is projecting net operating losses for the next several years, (iii) due to the fact that the Company is projecting net losses for the next several years, the inherent uncertainty associated with the success and timing of scientific research activities and the historical uncertainty associated with the Company's cash flows, selection of appropriate discount rates for purposes of the DCF analyses set forth above involved a greater than usual degree of subjective judgement, and (iv) the Company's competitors generally are significantly larger, better established companies with much greater resources, larger market capitalization, greater market share and a history of profits.

    CERTAIN GENERAL MATTERS. No company or transaction used in the foregoing analyses is identical to the Company or the Transactions. In addition, those analyses and the discounted cash flow analyses are based and heavily dependent upon, among other factors, assumptions as to future performance and other factors, and are therefore subject to the limitations described in Wasserstein Perella's opinion. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the companies to which they are being compared and the Company.

    A fairness analysis is a complex process and is not necessarily susceptible to a partial analysis or summary description. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, Wasserstein Perella considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Wasserstein Perella's view of the actual value of the Company.

    In performing its analyses, Wasserstein Perella made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Wasserstein Perella's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

    The Special Committee retained Wasserstein Perella based upon its experience and expertise. Wasserstein Perella is an internationally recognized investment banking and advisory firm. Wasserstein Perella, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market marking and other trading activities, Wasserstein Perella and its affiliates may, from time to time, have a long or short position, and may buy and sell, securities of the Company.

ENGAGEMENT AGREEMENTS OF FINANCIAL ADVISORS

    Pursuant to the terms of a letter agreement, dated June 11, 1998 between Wasserstein Perella and the Company (the "Wasserstein Perella Letter Agreement"), the Special Committee retained Wasserstein Perella to serve as financial advisor to the Special Committee with respect a proposal received by the Company from Parent (i) to amend the Exchange and Purchase Agreement and
(ii) following such amendment, to acquire all outstanding Shares held by persons other than TDCC and its affiliates at a price initially proposed to be $20.50 per share (an "Engagement Transaction").

    The Company agreed in the Wasserstein Perella Letter Agreement to pay Wasserstein Perella $250,000 upon the execution of the Wasserstein Perella Letter Agreement and an additional fee of $1,000,000 at such time as Wasserstein Perella advises the Special Committee that it is prepared to render an opinion to the Special Committee with respect to the fairness from a financial point of view of the consideration to be received by the public holders of Shares pursuant to an Engagement Transaction or that, having completed its review of the proposed Engagement Transaction, it is unable to render such an opinion. In addition, the Company also agreed to pay Wasserstein Perella upon the consummation of an Engagement Transaction 0.50% of the aggregate value paid or payable to the public shareholders of the Company, in excess of $20.50 per share plus 1.80% of the aggregate value paid or payable to such shareholders in excess of $24.06. The Company and Wasserstein Perella further agreed that fees paid to Wasserstein Perella shall in no event be less than $2,250,000 or more than 0.80% of the aggregate value paid to public shareholders.

    Pursuant to the terms of a letter agreement, dated July 31, 1998, between Merrill Lynch & Co. ("ML") and the Company (the "ML Letter Agreement"), the Special Committee retained ML to make available to the Special Committee certain employees of ML formerly employed by Wasserstein Perella. The Company agreed in the ML Letter Agreement to pay ML $300,000 if a definitive agreement with respect to the Transactions was executed on or prior to August 29, 1998 or $500,000 if a definitive agreement with respect to the Transactions was executed after August 29, 1998.

    The Company has also agreed to reimburse Wasserstein Perella and ML, subject to certain limitations, for all reasonable out-of-pocket expenses incurred by Wasserstein Perella and ML (including the reasonable fees and disbursements of counsel) in connection with the matters contemplated by the Wasserstein Perella Letter Agreement and the ML Letter Agreement. In addition, pursuant to the terms of an indemnification agreement with Wasserstein Perella, dated June 11, 1998, and an indemnification agreement with ML, dated July 31, 1998, the Company agreed to indemnify Wasserstein Perella and ML (and their affiliates, their respective directors, officers, agents, employees and controlling persons) against certain liabilities arising out of or in connection with Wasserstein Perella's and ML's engagements, including liabilities under the federal securities laws.

    Such report, opinion or appraisal shall be made available for inspection and copying at the principal executive offices of the Company between 9:00 a.m. and 5:00 p.m. Eastern time by any interested stockholder or his representative who has been so designated in writing. A copy of such report, opinion or appraisal will be transmitted by the Company to any interested stockholder or his representative who has been so designated in writing upon written request and at the expense of the requesting stockholder.

POSITION OF PARENT, PURCHASER, ROFAN, CENTEN AND TDCC REGARDING FAIRNESS
  OF THE OFFER AND THE MERGER

    Parent, Purchaser, Rofan, Centen and TDCC (the "Dow Entities") believe that the acquisition of all of the outstanding Shares of the Company is necessary in order for the Company to sustain its viability in the highly competitive business environment in which it operates. In particular, the Dow Entities believe that it will be necessary to utilize efficiently the financial, technological and other resources of the Company and Parent in order for the Company to effectively compete in the plant genetics biotechnology industry, which has been undergoing rapid consolidation. The Dow Entities have concluded that utilizing the resources of the Company and Parent in the most effective manner will only be possible if the Company becomes a wholly owned subsidiary of Parent.

    The Dow Entities believe that the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to the Minority Stockholders. The Dow Entities base this belief on (i) the fact that the Company's Board of Directors, acting upon the unanimous recommendation of the Special Committee, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement are fair to, and in the best interests of, the Company and its Minority Stockholders, (ii) the fact that the Dow Entities and their financial and legal advisors negotiated the Merger Agreement with the Special Committee on an arms'-length basis, (iii) the financial analysis of Salomon Smith Barney provided to certain senior executives of the Dow Entities and summarized above, (iv) the current and historical market prices for the Shares and the fact that the consideration to be paid in the Offer and the Merger represents a premium of 40% over the closing price for the Shares on the NASDAQ NMS on August 31, 1998, the last trading day prior to the public announcement of the execution of the Merger Agreement and (v) the fact that Parent is not interested under any circumstances in selling its interest in the Company to a third party. The Dow Entities have reviewed the factors considered by the Special Committee in support of its decision, as described above, and have no basis to question their consideration of or reliance on those factors. None of the Dow Entities found it practicable to assign, nor did any of them assign, relative weights to the individual factors considered in reaching their conclusion as to fairness.

SHAREHOLDER LITIGATION

    In early May 1998, seven putative class action lawsuits were filed in the Superior Court of California for the County of San Diego by various alleged shareholders of the Company (the "plaintiffs") against the Company and the individual directors of the Company (the "defendants"), Parent and TDCC, purportedly on behalf of themselves and a putative class of all other shareholders of the Company, excluding the defendants and any affiliates of the defendants. These cases have been consolidated by the court under the lead case of LESLIE SUSSER V. MYCOGEN CORP., ET AL., Case No. 720255. Each of the class action complaints alleged in substance that the original acquisition price of $20.50 proposed by Parent was inadequate and that it would be a breach of the defendants' fiduciary duties to the plaintiffs and the members of the putative class to agree to an acquisition at that price. The defendants deny all of these allegations. The lawsuits seek an injunction against the acquisition by Parent, damages and an award of attorneys' fees and expenses.

    The court approved the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Abbey, Gardy & Squitieri as plaintiffs' co-lead counsel. Parent and the Special Committee provided financial analyses prepared by their financial advisors and other documents and information relating to the proposed transaction to plaintiffs co-lead counsel. Plaintiffs' co-lead counsel retained an independent financial advisor and, together with that advisor, reviewed these materials and other publicly available information filed with the Commission with respect to the Company. Plaintiffs' co-lead counsel and their financial advisor also met in person with attorneys and financial advisors for Parent, TDCC and the Special Committee to discuss the proposed transaction and the ongoing negotiations between Parent and the Special Committee, and to present their views.

    Plaintiffs' co-lead counsel, after consultation with their independent financial advisor, have agreed in principle that the terms of the Offer and the Merger are fair to and in the best interests of the plaintiffs and the members of the putative class. Based on this agreement in principle, plaintiffs' co-lead counsel and counsel for the defendants entered into a Memorandum of Understanding on September 3, 1998 providing for settlement of the lawsuits. The settlement is subject to the right of plaintiffs' co-lead counsel to conduct further investigation and to take further discovery from the defendants in order to confirm the fairness of the terms of the Offer and the Merger. The settlement also is conditioned on the closing of the Offer and subject to the approval of the court. The settlement does not require any payments by or to any party, except that the defendants will pay attorneys' fees to the plaintiffs' attorneys in an amount to be determined by the court. The payment of attorneys' fees will be made by Parent or TDCC and will not affect the Offer Price or the amount to be paid to any shareholder for such shareholder's Shares. The Memorandum of Understanding provides for the members of the putative class to be given notice and the opportunity to be excluded from the settlement in such manner as the court determines to be appropriate.

    In the event settlement of the above-described actions is not consummated and plaintiff's counsel continues above-described actions, such litigation could result in substantial expense to the Company and significant diversion of efforts of the Company's management team. The Company believes that all of such lawsuits are without merit, and would vigorously defend such actions. There can be no assurance, however, that the plaintiffs will not be successful. The above summary does not purport to be complete and is qualified in its entirety by reference to the full text of the complaints, the order of consolidation and the Memorandum of Understanding, which are attached as Exhibits to the Schedule 14D-1 filed by Purchaser, respectively, and which are incorporated herein by reference in their entirety.

CERTAIN RELATIONSHIPS

    THE EXCHANGE AND PURCHASE AGREEMENT. On January 15, 1996, Parent, the Company, Agrigenetics, Inc. (currently a wholly owned subsidiary of the Company) and United AgriSeeds, Inc. entered into the Exchange and Purchase Agreement pursuant to which, among other things, Parent acquired 2,707,884 Shares on February 20, 1996.

    Pursuant to the Exchange and Purchase Agreement, Parent agreed that from February 20, 1998 to February 20, 1999, Parent would not acquire more than 65% of the outstanding Shares (excluding Shares purchased directly from the Company or its employees). Furthermore, Parent agreed not to acquire from any person more than 79.9% of the total outstanding Shares except pursuant to a Buyout Transaction as described below.

    Under the Exchange and Purchase Agreement, following February 20, 1999, Parent would be permitted to increase its beneficial ownership of Shares above 79.9% of the total outstanding Shares only pursuant to a Buyout Transaction. A Buyout Transaction could only be effected if approved by a majority of the Company's independent directors or if the value to be offered to holders of Shares were determined by an independent appraiser.

    The Exchange and Purchase Agreement also provides that, until February 20, 1999, (a) at any time Parent is the beneficial owner of less than 20% of the outstanding Shares, Parent will be entitled to designate for nomination one person to serve on the board of directors of the Company, (b) at any time Parent is the beneficial owner of 20% or more but less than 30% of the outstanding Shares, Parent will be entitled to designate for nomination two directors of the Company, (c) at any time Parent is the beneficial owner of 30% or more but less than 50% of the outstanding Shares, the Company will cause its Board of Directors to consist of seven members and Parent will be entitled to designate for nomination three (or, if the number of directors is other than seven, the nearest whole number less than one-half times the total number of directors) directors of the Company and (d) at any time Parent is the beneficial owner or more than 50% of the outstanding Shares, the Company will cause its Board of Directors to consist of nine directors and Parent will be entitled to designate for nomination five (or, if the number of directors is other than nine, the nearest whole number greater than one-half times the total number of directors) directors of the Company. Five of the directors of the Company are designees of Parent at the present time.

    Under the terms of the Exchange and Purchase Agreement, so long as Parent has the right to nominate at least two members to the Company's Board of Directors, the Company agreed that it would not, without prior approval of Parent, issue any Shares or any securities exchangeable for or having the same voting rights as Shares except: (i) Shares authorized and reserved as of January 15, 1996 pursuant to certain existing benefit plans; (ii) new securities exchangeable for or having the same voting rights as not more than an aggregate of 2,000,000 Shares pursuant to employee benefit plans approved by the Company during the three-year period ending February 20, 1999; and (iii) not more than 2,000,000 Shares in exchange for the assets or securities of one or more other persons. If the Company proposes to issue any Shares pursuant to the above, the Company is obligated to offer Parent the right to purchase at market value additional Shares to permit Parent to maintain its total percentage interest in the Company.

    Following February 20, 1998, the Company is not permitted under the Exchange and Purchase Agreement to issue new securities for cash, other than (i) any securities issuable upon conversion of any convertible security of the Company outstanding as of January 15, 1996, (ii) any securities issuable upon exercise of any option, warrant or other similar security of the Company authorized as of January 15, 1996, and (iii) any securities issuable to stockholders of the Company on a proportional basis in connection with any stock split, stock dividend or recapitalization of the Company, unless the Company affords Parent a right of first refusal to purchase all of the new securities proposed to be issued (other than any new securities issued to officers, directors and employees pursuant to any existing benefit plans or any newly created employee benefit plan or to Parent and its affiliates.)

    The Company also agreed in the Exchange and Purchase Agreement that it (i) would ensure that the Rights Agreement and the rights thereunder would not prevent Parent or an affiliate from acquiring or proposing to acquire some or all of the outstanding Shares and (ii) would not amend, interpret or enforce the Rights Agreement or adopt any new shareholder rights agreement if such action would have an adverse effect on Parent or on the ability of Parent or an affiliate to acquire or propose to acquire some or all of the outstanding Shares.

    Under the terms of the Merger Agreement, the Exchange and Purchase Agreement was amended to the extent necessary to permit the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Merger Agreement also provides that the Exchange and Purchase Agreement will be deemed to have been canceled and terminated and no longer binding on the parties except for a section of that agreement (providing for the continued inapplicability of the Company's Shareholder Rights Plan to Parent and its affiliates) upon consummation of the Offer, even if Purchaser waives the Minimum Condition and the Merger cannot be consummated.

    TECHNOLOGY AGREEMENT. Pursuant to the Exchange and Purchase Agreement, the Company, Agrigenetics and Parent executed an Agreement (the "Technology Agreement") providing for the exchange between the parties of certain currently existing genes and tools and certain new genes and tools developed or acquired by the parties during the five year period ending February 20, 2001.

    LOAN ARRANGEMENTS. Pursuant to certain loan arrangements, the Company may borrow up to $75 million from Parent, of which $20.0 million was unused at August 31, 1998. Such advances from Parent are due September 30, 1999. Pursuant to certain other loan arrangements, Parent may borrow up to $75 million from the Company, none of which was outstanding at August 31, 1998. Additionally, the Company's Argentina subsidiary may borrow up to $50 million from an affiliate of Parent, of which $38.5 million was unused at August 31, 1998; any of these borrowings are due December 31, 1998. The Company maintains an $11.3 million unsecured term loan due February 1, 2002, which bears interest at a rate of 7.5% through February 1999. Additionally, the Company has a $10.0 million bank line of credit facility, which expires February 1999, all of which was unused at August 31, 1998. The Company has advanced to Dow Quimica S.A., a subsidiary of TDCC, $9.9 million as of August 13, 1998. Any advances to Dow Quimica are due April 27, 1999.

    SERVICES AGREEMENT. Pursuant to a services agreement, Parent has agreed to provide certain services to the Company including commercial, finance, treasury, tax, order entry, logistics, operations planning, information systems, legal, materials, management, controllers and purchasing services.

    VERNEUIL HOLDING S.A. In January 1998, the Company obtained an additional 16.25% interest in VMO in exchange for the issuance of 483,439 Shares to Parent valued at $9.4 million. The Company now owns 35% of VMO.

    OILSEED BRASSICA AGREEMENT.  Parent's subsidiary, Dow AgroSciences Canada
(DASC), and the Company are parties to a Brassica License and Research Agreement, effective as of May 15, 1996 the ("Brassica Agreement"). Under the Brassica Agreement, DASC and the Company has agreed to develop imporved cultivars and incorporate insect resistance traits in oilseed BRASSICA varieties in a program to be funded by DASC (the "Brassica Program"). Program product goals and development targets will be determined by a Management Development Committee consisting of two employees of the Company and three employees of DASC. DASC is obligated to fund the Brassica Program at a minimum level of $750,000 per year for at least 5 years.

    Under the Brassica agreement, the Company granted to DASC an exclusive license to make, use, sell and sublicense BRASSICA varieties developed by the Company prior to the date of the agreement, as well as BRASSICA varieties developed under the Brassica Agreement. DASC agreed to pay the Company royalties on equal to 5% of the Net Sales of any such varieties, plus 20% of the premium earned for varieties which have an oleic acid content in their oil of 70% or more. In connection with the above, DASC granted the Company: (i) an option to obtain a license to any of the foregoing varieties on terms no less favorable than those offered to any third party licensee (but only to the extent that DASC has licensed such varieties to third parties), and (ii) a first right of production of seed of such varieties for DASC and its affiliates.

    In addition, pursuant to the Brassica Agreement, the Company granted DASC:
(i) an option to obtain a license to any Round-Up-Registered Trademark- Ready traits which the Company may obtain for use in BRASSICA, to the extent that the Company can sublicense such traits, and (ii) an option to obtain a license to Bt and other future traits for use in BRASSICA, (but only to the extent that the Company has licensed such traits to third parties); in each case on terms no less favorable than those offered to any third party.

    HIGH OIL CORN AGREEMENT. Parent and the Company are parties to a Maize High Oil Breeding and License Agreement effective as of April 1996 (the "Maize High Agreement").

    Under the Maize High Agreement, Parent and the Company agreed to engage in a maize high oil development program (the "Maize High Program") using their intellectual property to develop varieties of corn with an oil content of 5% or more. Under the Maize High Program, using germplasm from both Parent and the Company, the Company agreed to use diligent efforts to incorporate developmental targets into maize germplasm. Parent is obligated to pay the direct costs for the Maize High Program for a minimum of 5 years, up to a total agreegate amount during that period of $5,300,000.

    Under the Maize High Agreement, the Company granted to Parent a royalty-bearing license to use and sublicense the Company's intellectual property and inbreds to the extent necessary to make, have made, use, sublicense and sell high oil inbreds and hybrids. In consideration of this license Parent agreed to pay the Company royalties ranging from 1.5% to 6.0% of the net sales of Parent, its affiliates and their sublicensees based on the percentage of Mycogen germplasm in the parent inbred lines used to produce each variety. However, no royalty will be due on any high oil variety if the parent inbred lines for the variety all contain less than 50% of Mycogen germplasm. In addition, if a variety contains a Bt or other Company value added trait under rights proprietary to the Company, then Parent will pay an additional royalty, to be negotiated in good faith by the parties, for a non-exclusive license to such trait. Parent also granted the Company and its affiliates an option to produce high oil varieties for itself, and high oil foundation seed for Parent, its affiliates and their sublicensees provided the Company or its affiliate (i) is able to offer such production on a competitive basis, and (ii) has the internal capacity to process said production without contracting with a non-affiliated party.

    FORFEITURE OF DIRECTOR OPTIONS TO PARENT. Persons who are designated by Parent to serve on the Board of the Company have agreements with Parent pursuant to which such persons agree to forfeit to Parent any Shares issuable pursuant to options granted in connection with such service.

10. PURPOSE OF THE OFFER; THE MERGER AGREEMENT

PURPOSE OF THE OFFER

    The purpose of the Offer is to enable Parent, through Purchaser, to acquire any and all outstanding Shares. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser intends to exercise its right under California Law, if and to the extent available, to acquire all of the Shares not purchased in the Offer by way of a statutory short-form merger.

THE MERGER AGREEMENT

    The following is a brief summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which has been filed as an exhibit to the Schedule 14D-1.

THE OFFER

    Pursuant to the terms of the Merger Agreement, Purchaser was required to commence the Offer no later than the fifth business day following the public announcement of the terms of the Merger Agreement. Purchaser will, and Parent will cause Purchaser to, subject only to the prior satisfaction or waiver of the conditions of the Offer, accept for payment Shares validly tendered as soon as it is legally permitted to do so under applicable law. As promptly as practicable after such acceptance, Purchaser will, subject to applicable law, pay for such Shares. The Offer Price payable in the Offer will be paid net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the Minimum Condition and the other conditions described in Section
13. Purchaser may not waive the Minimum Condition without the consent of the Special Committee unless, following the consummation of the Offer, Purchaser and Parent, collectively, would be the owners of Shares representing at least 81.07% of the Fully Diluted Shares. Parent and Purchaser would collectively own at least this percentage of Fully Diluted Shares only if Purchaser purchased a majority of the Fully Diluted Shares which Parent does not already own and therefore could be purchased by Purchaser pursuant to the Offer. Purchaser may increase the cash Offer Price, provided that no change may be made that decreases the Offer Price, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer or imposes conditions to the Offer in addition to those set forth in Section 13.

    The initial expiration date of the Offer will be midnight on Friday, October 2, 1998, the 20th business day following commencement of the Offer. The foregoing notwithstanding, Purchaser may, without the consent of the Company, extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (ii) if at any scheduled expiration date any of the conditions to the Offer set forth in paragraphs (a) - (e) of Section 13 have not been satisfied or waived, until such time as all of such conditions will have been satisfied or waived, or (iii) in the event all of the conditions to the Offer will have been satisfied or waived, other than the Minimum Condition, for a period or periods aggregating not more than 40 business days after the later of (A) the initial expiration date of the Offer and (B) the date on which all of the conditions set forth in paragraphs (a) - (e) of Section 13 will have been satisfied or waived. If at any scheduled expiration date of the Offer, the Minimum Condition will not have been satisfied, then, at the request of the Company (acting at the direction of the Special Committee, which request will subsequently be confirmed in writing), Purchaser will, and Parent will cause Purchaser to, extend the Offer for a period or periods aggregating not more than 40 business days, subject to the right of Purchaser and Parent to terminate the Merger Agreement as described herein. In addition, if at any scheduled expiration date of the Offer, a condition set forth in paragraph (c) or (d) of Section 13 will not have been satisfied but all of the other conditions set forth in paragraphs (a) - (e) of Section 13 will then have been satisfied, then, at the request of the Company (acting at the direction of the Special Committee, which request will subsequently be confirmed in writing) and so long as the Company is using its reasonable best efforts to cause such conditions to become satisfied, Purchaser will, and Parent will cause Purchaser to, extend the Offer for up to an additional 20 business days, subject to the right of Purchaser and Parent to terminate the Merger Agreement as described in "Termination" below. Subject to the right of Purchaser and Parent to terminate the Merger Agreement as described in "Termination" below, Purchaser will not terminate or withdraw the Offer prior to any scheduled expiration date of the Offer, including as extended as described in this paragraph; provided, however, that Purchaser may, at its option, terminate and withdraw the Offer if, after such required extensions described in this paragraph, the Offer has expired in accordance with its terms without Purchaser being required to accept Shares for payment pursuant to the Merger Agreement.

    The Merger Agreement requires, as soon as practicable on the date of commencement of the Offer, (a) Parent and Purchaser to file with the Commission
(i) a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which will contain the Offer to Purchase and form of the related Letter of Transmittal and (ii) a Rule 13e-3 Transaction Statement with respect to the Offer and the other transactions contemplated thereby and (b) the Company to file a Solicitation/Recommendation Statement on Schedule 14D-9, which it will mail to stockholders promptly after the commencement of the Offer. Purchaser and the Company also agreed to take all steps necessary to cause the Offer to Purchase and form of the related Letter of Transmittal to be disseminated to holders of Shares as and to the extent required by applicable law.

OPTIONS

    If the conditions set forth in "Conditions to the Consummation of the Merger" below are satisfied, the Company will use its best efforts to cause all Options still outstanding immediately prior to the Effective Time (as defined below) to become exercisable immediately prior to the Effective Time and to terminate and cease to be outstanding as of the Effective Time; provided, however, that arrangement will be made so that each holder of such an Option who consents to the termination of Options (either before the Effective Time or within a reasonable time thereafter) will be entitled to receive in respect of such Option an amount in cash equal to (x) the Offer Price less the exercise price per Share under such Option multiplied by (y) the number of Shares covered by such Option. Without limiting the generality of the foregoing, the Company's best efforts will, if necessary, be deemed to include the Company's Board of Directors amending the 1992 Plan to provide that the term "Corporate Transaction" shall be deemed to include the Merger.

    As soon as practicable after the commencement of the Offer, the Company will use its reasonable best efforts to cause each holder of Options (whether or not such Options are vested) to execute and deliver to the Company, prior to the expiration of the Offer, an agreement (an "Option Election") under which such holder would agree, contingent upon the purchase of Shares by Purchaser pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, such Option to be exercised and the Shares issued as a result of that exercise to be tendered in the Offer. The Company and Purchaser will reflect on their books and records the transactions effected pursuant to the Option Elections. Subject to the terms of the Option Elections and contingent upon the purchase of Shares by Purchaser pursuant to the Offer, the Company will make available to each holder of Options the funds necessary to exercise such Options, and Parent will advance such funds to the Company. The funds advanced to any Option holders in accordance with the preceding sentence will be deducted from the amount payable to such Option holder pursuant to the Offer, and the Option Election and the Offer shall so provide. The funds so deducted will be retained by Purchaser as repayment of the amount advanced to the Company by Parent. The Plan Administrator of the

1992 Plan has taken action to provide that each outstanding Option as to which a valid Option Election with respect to such Option is executed (and not revoked) and delivered to the Company will become exercisable immediately prior to the purchase of Shares (and contingent upon such purchase) by Purchaser pursuant to the Offer. The parties to the Merger Agreement consented to the action of the Plan Administrator of the 1992 Plan referenced in the immediately preceding sentence, agreed that they will not cause the revocation of such action and will use their best efforts to take whatever steps are necessary to make it possible for Shares issuable upon the exercise of Options resulting from the execution and delivery of valid Option Elections to be tendered in the Offer.

EMPLOYEE STOCK PURCHASE PLAN

    The Company will use its best efforts to effectuate the provisions described in the next following paragraph, to provide for termination of the Stock Purchase Plan, effective no later than the Effective Time and to provide that, upon termination of the Stock Purchase Plan and contingent upon the purchase by Purchaser of Shares pursuant to the Offer, any payroll deductions accumulated under the Stock Purchase Plan and not used to purchase Shares under the Stock Purchase Plan for tender in the Offer as described in the next following paragraph will be returned to the applicable participants; provided, however, that arrangement will be made so that each holder of Purchase Rights as described in the next following paragraph who consents to the termination of all Purchase Rights (either before the Effective Time or within a reasonable time thereafter) will be entitled to receive an amount in cash equal to the net amount such holder of Purchase Rights would have received as described in the next following paragraph if such holder had made a Stock Purchase Election.

    As soon as practicable after the commencement of the Offer, the Company will use its reasonable best efforts to cause each individual who has Purchase Rights outstanding under the Stock Purchase Plan to execute and deliver to the Company, prior to the expiration of the Offer, an agreement (a "Stock Purchase Election") under which such holder would agree, contingent upon the purchase of Shares by Purchaser pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, such Purchase Rights to be exercised (the date on which the Shares are purchased by a holder of Purchase Rights being a "Purchase Date" for purposes of the Stock Purchase Plan) and the Shares issued as a result of such exercise to be tendered in the Offer. The Company and Purchaser will reflect on their books and records the transactions effected pursuant to the Stock Purchase Elections. Subject to the terms of the Stock Purchase Elections and contingent upon the purchase of Shares by Purchaser pursuant to the Offer, the Company will make available to each holder of Purchase Rights who has delivered to the Company an executed Stock Purchase Election (and has not revoked such election) the funds necessary to exercise such Purchase Rights for the amount of Shares that would have been purchased upon such exercise if the purchase period under the Stock Purchase Plan had expired on November 30, 1998 (assuming that the Fair Market Value (as defined in the Stock Purchase Plan) for November 30, 1998 for purposes of calculating the purchase price (within the meaning of the Stock Purchase Plan) would be the Per Share Amount and that payroll deductions had continued at the same level through November 30, 1998), less any payroll deductions accumulated with respect to the holder pursuant to normal operation of the Stock Purchase Plan through the date on which the Offer terminates, and Parent will advance such funds to the Company. The funds advanced to any holder of Purchase Rights in accordance with the preceding sentence will be deducted from the amount payable to such holder of Purchase Rights pursuant to the Offer. The funds so deducted will be retained by Purchaser as repayment of the amount advanced to the Company by Parent. The parties to the Merger Agreement will use their best efforts to take whatever steps are necessary to make it possible for Shares issuable upon the exercise of Purchase Rights resulting from the execution and delivery of valid Stock Purchase Elections to be tendered in the Offer.

RESTRICTED STOCK

    The Company represents that the Plan Administrator of the Restricted Stock Plan has taken action to provide that each share of Restricted Stock outstanding under the Restricted Stock Plan as to which a valid Restricted Stock Election (as defined below) with respect to such Restricted Stock is executed (and not revoked) and delivered to the Company will become fully vested and nonforfeitable immediately prior to the purchase of Shares (and contingent upon such purchase) by Purchaser pursuant to the Offer. The parties to the Merger Agreement consent to the action of the Plan Administrator of the Restricted Stock Plan referenced in the immediately preceding sentence, agree that they will not cause the revocation of such action and will use their best efforts to take whatever steps are necessary to make it possible for the Restricted Stock as to which a valid Restricted Stock Election has been made to be tendered in the Offer. As soon as practicable after the commencement of the Offer, the Company will use its reasonable best efforts to cause each holder of shares of Restricted Stock to execute and deliver to the Company, prior to the expiration of the Offer, an agreement (a "Restricted Stock Election") under which such holder would agree, contingent upon the purchase of Shares by Purchaser pursuant to the Offer, to cause, immediately prior to the expiration of the Offer, the shares of Restricted Stock (which would be vested in accordance with the foregoing provisions as described in this paragraph) to be tendered in the Offer. Immediately prior to the Effective Time, if the Conditions set forth in "Conditions to the Consummation of the Merger" below are satisfied, the Company will cause the Plan Administrator of the Restricted Stock Plan to cause all shares of Restricted Stock outstanding as of the Effective Time to be fully vested and nonforfeitable.

THE MERGER

    Immediately following the satisfaction or waiver of all conditions set forth in "Conditions to the Consummation of the Merger" below (assuming the transfer of all of Parent's Shares to Purchaser), Parent will cause Purchaser to become the beneficial and record owner of all Shares then owned of record by Parent (the time immediately following such action is referred to herein as the "Designated Time").

    At the Designated Time, the parties will (i) file a certificate of ownership with the Secretary of State of the State of California in accordance with California Law (the "California Filing") and (ii) file a certificate of ownership and merger with the Secretary of State of the State of Delaware in accordance with Delaware Law (the "Delaware Filing"). The Merger will become effective at such time as the California Filing and the Delaware Filing are duly filed in accordance with California Law and Delaware Law, respectively, or at such later time as is agreed upon by the parties and specified in the California Filing and the Delaware Filing (the "Effective Time").

    At the Effective Time, upon the terms and subject to the conditions of the Merger Agreement and in accordance with California Law and Delaware Law, Purchaser will be merged with and into the Company, whereupon the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation.

    The Articles of Incorporation of the Company in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The First Amended and Restated Bylaws of the Company in effect at the Effective Time will be the Bylaws of the Surviving Corporation until amended in accordance with applicable law. The directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified. The officers of the Company at the Effective Time, and any additional individuals designated by Parent, will be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser (except as required by California Law), the Company or the holder of any of the following securities:

        (i) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled as described in the next following clause and Dissenting Shares (as defined in "Dissenting Shares" below)), will by virtue of the Merger and without any action on the part of the holder thereof be canceled and extinguished and be converted into the right to receive an amount in cash equal to the Offer Price;

        (ii) Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or Purchaser or any direct or indirect wholly owned subsidiary of Parent or Purchaser, or which is held in the treasury of the Company or by any of the Company's subsidiaries, will be canceled and retired and no payment of any consideration will be made with respect thereto;

       (iii) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    Promptly after the Effective Time, the Surviving Corporation will cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates that, prior to the Effective Time, represented Shares, a form of letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the Offer Price therefor. Subject to the provision described in the next following paragraph, upon the surrender of each such certificate formerly representing Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Depositary will deliver to the holder of such certificate the Offer Price multiplied by the number of Shares formerly represented by such certificate in exchange therefor, and such certificate will forthwith be canceled. Until so surrendered and exchanged, each such certificate (other than certificates representing Dissenting Shares or Shares held by Parent, Purchaser or the Company, or any direct or indirect subsidiary thereof) will represent solely the right to receive the Offer Price. No interest will be paid or accrue on the Offer Price. If the Offer Price (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate formerly representing Shares surrendered in exchange therefor is registered, the certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange must pay to the Depositary any transfer or other taxes required by reason of the payment of the Offer Price to a person other than the registered holder of the certificate surrendered, or must establish to the satisfaction of the Depositary that such tax has been paid or is not applicable.

    Following the date which is six months after the Effective Time, each holder of a certificate formerly representing a Share may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Offer Price, without any interest thereon.

    After the Effective Time, there will be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation or the Depositary, such certificates will be canceled and exchanged for the Offer Price, as described above, subject to applicable law in the case of Dissenting Shares.

DISSENTING SHARES

    Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, holders of Shares, by complying with the provisions of Chapter 13 of California Law, may have certain rights to dissent and to require the Company to purchase their Shares for cash at fair market value. In general, holders of Shares will be entitled to exercise "dissenters' rights" under California Law only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the

Shares held by such holders are subject to any restriction on transfer imposed by the Company or any law or regulation ("Restricted Shares"). Accordingly, any holder of Restricted Shares and, if the holders of five percent or more of the Shares properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of California Law ("Dissenting Shares") will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if, immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), holders of Shares may likewise exercise their dissenters' rights as to any or all of their Shares entitled to such rights. If the statutory procedures under California Law relating to dissenters' rights were complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the Merger. The value so determined could be more or less than the Offer Price.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF SECTION 13 OF CALIFORNIA LAW, A COMPLETE COPY OF WHICH IS ATTACHED HERETO AS SCHEDULE II.

    Notwithstanding anything in the Merger Agreement to the contrary, if demands for payment are filed (within the meaning of California Law) with respect to five percent or more of the outstanding Shares, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted such Shares in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with California Law will not be converted into a right to receive the Offer Price unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal under California Law. If, after the Effective Time, such holder fails to perfect or withdraws (with the consent of the Company to the extent such consent is required by applicable law) or loses his, her or its right to appraisal under California Law, such holder's Shares will be treated as if they had been converted as of the Effective Time into a right to receive the Offer Price without interest thereon.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the Company, including representations by the Company as to (i) organization, qualification and similar corporate matters of the Company and its subsidiaries,
(ii) capitalization of the Company and its subsidiaries, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, (iv) the non-contravention of the Merger Agreement and related transactions with any provision of the Articles of Incorporation or Bylaws, material contract, order, law or regulation to which the Company or its subsidiaries is a party or by which it is bound or obligated, (v) the filing of required Commission reports and the absence of untrue statements of material facts or omissions of material facts in such reports, (vi) the absence of changes or events which have had a material adverse effect on the Company other than the changes or events set forth in the Merger Agreement, (vii) the absence of any untrue statement of a material fact or omission of any material fact required to be stated in any recommendation statement of the Company's Board of Directors, document related to the Offer or proxy or information statement or similar materials distributed to the Company's stockholders in connection with the Merger, (viii) the absence of payments to any intermediary other than listed intermediaries of any finder's, professional or other fee or commission, (ix) the absence of any vote or other approval of the holders of a class of any Company security required to approve the Merger or to approve or adopt the Merger Agreement except any actions required to be taken by Purchaser pursuant to California Law other than the satisfaction of the condition described in

"Conditions to the Consummation of the Merger" below, (x) Wasserstein Perella's delivery to the Special Committee, and authorization to deliver to the Company's stockholders pursuant to California Law, its written opinion to the effect that, as of the date of such opinion, subject to the various assumptions and limitations set forth therein as of the date of such opinion, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view and (xi) the Company and its Board of Directors having taken all necessary action so that from and after January 15, 1996 (a) Parent and its affiliates (including, without limitation, Purchaser) have never been and will never be included in the definition of "Acquiring Person" under the Company's Amended and Restated Rights Agreement dated as of October 19, 1995, as amended, between the Company and the First National Bank of Boston (the "Rights Agreement") and (b) the acquisition of Shares (whether pursuant to the Exchange and Purchase Agreement (as defined in "Exchange and Purchase Agreement; No Restrictions on Purchase" below), the Merger Agreement or otherwise) by Parent and its affiliates (including, without limitation, Purchaser) has never caused and will never cause under any circumstances whatsoever any adverse consequence to Parent, any of its affiliates (including, without limitation, Purchaser), or the Company pursuant to the Rights Agreement, including, without limitation, the occurrence of a Distribution Date (as defined in the Rights Agreement) or any adjustment to the Purchase Price (as defined in the Rights Agreement). The Merger Agreement provides that no representation or warranty is made by the Company as to certain matters or conditions which were known to Parent's designees to the Board on or prior to the date of the Merger Agreement, or as to certain other listed matters or conditions.

    The Merger Agreement contains various customary representations and warranties of Parent and Purchaser, including representations by Parent and Purchaser as to (i) organization, qualification and similar limited liability company or corporate matters of Parent and Purchaser, (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement,
(iii) the non-contravention of the Merger Agreement and related transactions with any provision of the limited liability company agreement of Parent, the Certificate of Incorporation or Bylaws of Purchaser, or any material contract, order, law or regulation to which Parent or Purchaser is a party or by which it is bound or obligated, (iv) the absence of untrue statements of material facts or omissions of material facts in any documents related to the Offer and in information provided to the Company in connection with the Schedule 14D-9 or proxy or information statement or similar materials distributed to the Company's stockholders in connection with the Merger, (v) the absence of prior activities of Purchaser other than in connection with or as contemplated by the Merger Agreement, (vi) the availability of all funds necessary to satisfy Purchaser's obligations under the Merger Agreement, (vii) the absence of payments to any intermediary other than listed intermediaries of any finder's, professional or other fee or commission and (viii) the availability of Parent's "director and officer" insurance coverage for the members of the Special Committee.

COVENANTS

    CONDUCT OF THE BUSINESS OF THE COMPANY. Except with respect to certain enumerated items, from the date of the Merger Agreement to the earlier of the Effective Time or the date on which the Merger Agreement is terminated in accordance with its terms, the Company and its subsidiaries will each conduct its operations in the ordinary course of business consistent with past practice, and the Company and its subsidiaries will, consistent with the foregoing, each use its reasonable best efforts to preserve its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it.

    Accordingly, prior to the Effective Time, except as otherwise expressly provided in the Merger Agreement, neither the Company nor any of its subsidiaries may, without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business.

Transactions requiring Purchaser's prior approval include actions by the Company or its subsidiaries to (i) authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver any Shares, any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights), or amend any of the terms of any such securities or agreements outstanding as of the date of the Merger Agreement; (ii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries; or (iii) take or agree to take any action which would violate the covenants or any action which would cause the condition described in paragraph (d) of Section 13 not to be satisfied.

    REASONABLE BEST EFFORTS. Each of the parties will use its reasonable best efforts to take all actions and do all things reasonably necessary to consummate and make effective the transactions contemplated by the Merger Agreement.

    PUBLIC ANNOUNCEMENTS. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement.

    INDEMNIFICATION. Parent will cause the Surviving Corporation to keep in effect in its Articles of Incorporation and Bylaws the provisions with respect to exculpation of director and officer liability and indemnification and advancement of expenses set forth in the Articles of Incorporation and First Amended and Restated Bylaws of the Company on the date of the Merger Agreement to the fullest extent permitted under applicable law, which provisions will not be amended, repealed or otherwise modified for at least six years after the Effective Time except as required by applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification or advancement of expenses thereunder. Parent will also cause the Surviving Corporation to honor in accordance with their terms the existing Indemnification Agreements between the Company and its directors and executive officers.

    From and after the Effective Time, Parent will guarantee the obligations of the Surviving Corporation to perform all of its obligations under the Surviving Corporation's Articles of Incorporation and Bylaws with respect to indemnification and to cause the Surviving Corporation to perform all such obligations.

    The Company will, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, to the fullest extent permitted by applicable law, Joseph P. Sullivan and Clayton K. Yeutter (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such Indemnified Party's capacity as a director (including, without limitation, as a member of the Special Committee) or fiduciary of the Company (including, without limitation, in connection with the transactions contemplated by the Merger Agreement) occurring on or before the Effective Time (or, if the Merger Agreement is terminated without the Merger becoming effective, occurring on or before the termination of the Merger Agreement), until the expiration of the statute of limitations relating thereto (and will pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt, in the case of the Company or the Surviving Corporation, as the case may be, from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under applicable law). If the Merger becomes effective, Parent shall be jointly and severally responsible, to the fullest extent permitted under applicable law (it being understood that applicable law may permit Parent to indemnify or advance expenses to the Indemnified Parties under circumstances in which the Company could not do so), for the indemnification and advancement of expenses obligations provided for in the immediately preceding sentence. If the Merger does not become effective, Parent shall have the same responsibilities set forth in the immediately preceding sentence, except that Parent shall have no responsibility for indemnifying or advancing expenses to the Indemnified Parties with respect to matters that do not arise out of or pertain to the work of the Special Committee, the Merger Agreement or the transactions contemplated by the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation covered by this paragraph, (i) the Company, Parent or the Surviving Corporation, as the case may be, will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company, Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor Parent nor the Surviving Corporation will be liable for any settlement effected without its written consent; and provided, further, that neither the Company, Parent nor the Surviving Corporation, as the case may be, will be obligated as described in this paragraph to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties will have conflicting interests in the outcome of such action, in which case additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company, Parent or the Surviving Corporation, as the case may be; and provided further that, in the event any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim will continue until the disposition of such claim. In connection with Parent or the Surviving Corporation making any payment or advancing any funds as described in this paragraph, Parent or the Surviving Corporation, as the case may be, will be entitled to require the Indemnified Party in question to use their reasonable best efforts at the cost and expense of Parent and the Surviving Corporation, to cause Parent or the Surviving Corporation, as the case may be, to be subrogated to the rights of such Indemnified Party under any insurance coverage maintained by the Surviving Corporation, Parent or any of their respective affiliates with respect to the underlying subject matter of, and to the extent of, such payment or advance.

    Parent will cause the Surviving Corporation to maintain in effect for six years from the Effective Time, if available, the coverage provided by the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that nothing contained in this Agreement will require the Surviving Corporation to incur any annual premium in excess of 200% of the last annual aggregate premium paid prior to the date of this Agreement for all current directors' and officers' liability insurance policies maintained by the Company. In addition, Parent will cause the Indemnified Parties to receive, for six years following the date of the Merger Agreement, the same directors and officers insurance coverage that other present or formal independent directors of TDCC or its subsidiaries receive.

    Heirs, representatives and estates of the Indemnified Parties will have the right to enforce the indemnification obligations arising under the Merger Agreement.

    NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Parent or Purchaser, and Parent or Purchaser will give prompt notice to the Company, as the case may be, of (i) the occurrence, or non-occurrence of any event which would be likely to cause any condition contained in the Merger Agreement to be unsatisfied and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement under the Merger Agreement.

    EXCHANGE AND PURCHASE AGREEMENT; NO RESTRICTIONS ON PURCHASE. The parties agreed to amend the Exchange and Purchase Agreement to the extent necessary to permit the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement. From and after the date that Purchaser first makes payment with respect to validly tendered and not withdrawn Shares pursuant to the Offer, the Exchange and Purchase Agreement will be deemed to have been canceled and terminated and no longer binding on the parties thereto and shall be of no further force or effect; provided, however, that the provisions of Section 6.10 of the Exchange and Purchase Agreement will remain in full force and effect without any amendment thereto. Without limiting the generality of the foregoing, from and after the date that Purchaser first makes payment with respect to validly tendered and not withdrawn Shares pursuant to the Offer, Parent, Purchaser and their affiliates will no longer be bound by the restrictions set forth in Sections 6.12 and 6.13 of the Exchange and Purchase Agreement and, subject to Purchaser's obligations under the Merger Agreement to effect the Merger, Parent, Purchaser and their affiliates will be permitted to acquire additional Shares and/or increase their percentage ownership of the Company (whether through any tender offer, open market purchase, negotiated transaction, merger, consolidation, reverse stock split or otherwise) without restriction under the Exchange and Purchase Agreement.

    COMPLIANCE BY PURCHASER; FINANCING. Parent will cause Purchaser to timely perform and comply with all of its obligations under or related to the Merger Agreement, including, without limitation, all obligations in or with respect to the Offer.

    TDCC will ensure that Purchaser has sufficient funds to acquire all the outstanding Shares in the Offer and the Merger. In the Merger Agreement, TDCC made a representation and warranty as to the validity of TDCC's execution and delivery of the Merger Agreement and its enforceability against TDCC.

    ACCESS TO INFORMATION. From the date of the Merger Agreement to the Effective Time, subject to any applicable legal restrictions, fiduciary duties or applicable privileges, the Company will (and will cause its subsidiaries to) afford to authorized representatives (including, without limitation, attorneys, auditors and financial advisors) of Parent and Purchaser reasonable access during normal business hours to the Company's personnel, offices and other facilities and to all books and records of the Company and will cause its officers and employees to furnish Parent and Purchaser and their authorized representatives such financial and operating data and other information with respect to the Company's business and properties as Parent and Purchaser and their authorized representatives may from time to time reasonably request.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The obligations of each party to the Merger Agreement to effect the Merger under the Merger Agreement are subject to the satisfaction or, if appropriate, waiver of the following conditions:

        (i) PURCHASE OF SHARES. Purchaser will have purchased all Shares validly tendered and not withdrawn pursuant to the Offer and Purchaser will be the record and beneficial owner of a sufficient number of Shares (90% of the outstanding Shares (assuming the transfer to Purchaser of all Shares owned by Parent)) to permit the Merger to be effected pursuant to California Law.

        (ii) NO PROHIBITION. No order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the Merger, will have been issued or taken by any court or other governmental body.

TERMINATION

    The Merger Agreement provides that the Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (i) by mutual written consent of Parent and Purchaser, on the one hand, and of the Company acting upon the direction of the Special Committee, on the other hand, (ii) by the Company acting upon the direction of the Special Committee or by Parent to the extent that performance is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, (iii) by the Company acting upon the direction of the Special Committee or by Parent if, due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 13, Purchaser will have (a) failed to commence the Offer within 60 days following the date of the Merger Agreement or (b) terminated the Offer without having accepted any Shares for payment thereunder; provided, that the right to terminate this Agreement under this clause (iii) will not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause or resulted in the circumstances described in this clause (iii), (iv) by the Company, acting upon the direction of the Special Committee if, prior to the purchase of Shares pursuant to the Offer, Parent or Purchaser will have failed to comply in all material respects with any of its covenants or agreements contained in the Merger Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 20 business days following receipt by Parent or Purchaser of written notice of such failure to comply, (v) by the Company acting upon the direction of the Special Committee if, prior to the purchase of Shares pursuant to the Offer, there has been (a) a breach in any material respect by Parent or Purchaser of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (b) a breach by Parent or Purchaser of any representation that is qualified as to materiality, in each case which breach has not been cured within 20 business days following receipt by Parent or Purchaser of written notice of the breach, or (vi) by either the Company acting upon the direction of the Special Committee or by Parent if the Merger will not have occurred on or prior to April 30, 1999; provided, that the right to terminate the Merger Agreement under this clause will not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or before such date.

    In the event of the termination and abandonment of the Merger Agreement as described in the next previous paragraph, the Merger Agreement will become void and have no effect, other than as described in this paragraph and in "Survival of Representations and Warranties" below. No termination of the Merger Agreement and nothing described in this paragraph or in "Survival of Representation and Warranties" below will relieve any party from liability for any willful breach of any representation or warranty contained in the Merger Agreement or any breach of any covenant contained in the Merger Agreement occurring prior to such termination.

    Subject to the description in the next previous paragraph, each party will bear its own expenses and costs in connection with the Merger Agreement and the transactions.

AMENDMENT; EXTENSION; WAIVER

    The Merger Agreement may be not be amended except by an instrument in writing signed by Parent, Purchaser and the Company. Any amendment to the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights under the Merger Agreement will require the unanimous concurrence of the Special Committee.

    Subject to the description in the next previous paragraph, at any time prior to the Effective Time, the Company, on the one hand, and Parent and Purchaser, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under the Merger Agreement shall not constitute a waiver of such rights. Without limiting the rights of any other party to the Merger Agreement, the Merger Agreement provides that the Special Committee has the right to exercise the Company's rights and enforce the terms of the Merger Agreement on behalf of the Company.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    The representations and warranties made in the Merger Agreement will not survive beyond the Effective Time or any termination of the Merger Agreement. The covenants and agreements in the Merger

Agreement or the termination of the Merger Agreement will survive the Effective Time in accordance with their terms or as contemplated by such terms.

GOVERNING LAW

    The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, provided that matters of internal corporate law relevant to the Company are governed by California Law.

CONFIDENTIALITY AGREEMENTS

    The following summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as an exhibit to Schedule 14D-1 and incorporated herein by reference.

    On July 16, 1998, the Company (by the Special Committee), Parent, TDCC and Wasserstein Perella entered into the Confidentiality Agreement providing for the nondisclosure of confidential information to be provided by Parent and TDCC to the Special Committee and its advisors. The Confidentiality Agreement provided that the Special Committee and its attorneys and financial advisors, each agree that the non-public, confidential, proprietary and/or privileged Parent or TDCC information related to the Company, Parent or TDCC ("Confidential Information") provided to the Special Committee and its attorneys and financial advisors will be kept confidential and used only for evaluation of the proposed amendment and transaction. Merrill Lynch has also agreed to be bound by the terms of the Confidentiality Agreement.

    All Confidential Information will remain subject to the terms of the Confidentiality Agreement for ten years.

    In addition to the Confidentiality Agreement, the members of the Special Committee in their individual capacities entered into separate agreements with TDCC and Parent to maintain the confidentiality of certain information of TDCC and Parent.

11. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $377 million. Purchaser has available to it all funds necessary to satisfy its obligations under the Merger Agreement. TDCC will ensure that Purchaser has sufficient funds to acquire all the outstanding Shares in the Offer and the Merger.

12. CERTAIN EFFECTS OF THE OFFER

    Following the consummation of the Offer, assuming satisfaction of the Minimum Condition, Purchaser and Parent, collectively, will own at least 90% of the outstanding Shares of the Company.

SHORT-FORM MERGER--SECTION 1110 OF CALIFORNIA LAW

    The Merger Agreement provides, among other things, for the making of the Offer and further provides that, following Purchaser's purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with California Law and Delaware Law, Purchaser will be merged with and into the Company and the Company will continue as the Surviving Corporation.

    If Purchaser acquires, pursuant to the Offer, Shares which, together with Shares owned by Parent, constitute at least 90% of the Shares then outstanding, and Parent subsequently transfers its Shares to Purchaser, then under Section 1110 of California Law, Purchaser will be able to approve the Merger

Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders (a "short-form merger"). In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders.

    Section 1110 of California Law further provides that the Merger may not be accomplished for cash paid to the Company's stockholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding shares unless either all the stockholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Purchaser currently intends to effect a short-form merger if it is able to do so.

    For a description of stockholder rights under California Law to dissent to the Merger, see Section 10.

POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

STOCK QUOTATION

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the listing requirements for the NASDAQ NMS, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be publicly quoted in an over-the-counter market but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for NASD reporting and the NASD would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company's Form 10-K, as of October 14, 1997, there were approximately 4,694 holders of Shares and, as of September 30, 1997, there were 31,404,483 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the listing requirements for NASDAQ NMS or for any other over-the-counter market, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the NASDAQ, it is possible that the Shares would continue to trade in an over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

EXCHANGE ACT REGISTRATION; FILING REQUIREMENTS

    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or NASD reporting. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the quotation of the Shares on the NASDAQ NMS will be terminated following the consummation of the Merger.

    In addition to the possibility of deregistration under the Exchange Act, Purchaser's purchase of the Shares pursuant to the Offer may result in the suspension of the duty of the Company to file periodic and other reports with the Commission. Under Section 15(d) of the Exchange Act, the duty of an issuer of a class of securities to file certain periodic and other reports with the Commission is automatically suspended as to any fiscal year (other than the fiscal year in which the registration statement with respect to that class of securities became effective), if, at the beginning of such fiscal year, the securities are held by less than 300 persons. The suspension of the filing requirements of the Company under the Exchange Act would substantially reduce the information required to be provided by the Company to its stockholders and the Commission.

MARGIN REGULATIONS

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

13.  CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, the obligation of Purchaser to accept for payment any Shares tendered pursuant to the Offer shall be subject to (the following being referred to as the "Offer

Conditions") (i) the satisfaction or waiver (under the circumstances in which such waiver is permitted under the Merger Agreement) of the Minimum Condition and (ii) the satisfaction or waiver of the following conditions:

        (a) NO PROHIBITION. There shall not have been any action or proceeding brought by any governmental authority before any court, or any order or preliminary or permanent injunction entered in any action or proceeding before any court or governmental, administrative or regulatory authority or any statute, rule, regulation, legislation, interpretation, judgment or order proposed or sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger by any court, governmental, administrative or regulatory authority which could reasonably be expected to have the effect of: (i) making illegal or otherwise restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the making of the Offer, the acceptance for payment of, payment for, or ownership of some of or all the Shares by Parent or Purchaser, the consummation of the Offer or the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or by Parent of all or any material portion of the business or assets of the Company and any of its subsidiaries or Parent, taken as a whole, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, as a result of the transactions contemplated by the Merger Agreement; (iii) imposing or confirming material limitations on the ability of Parent effectively to acquire or hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary of the Company; or (iv) requiring divestiture by Parent or Purchaser, directly or indirectly, of any Shares.

        (b) OUTSIDE EVENTS. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index) or (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

        (c) PERFORMANCE. The Company shall have performed in all material respects its material covenants and agreements under the Merger Agreement.

        (d) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company set forth in the Merger Agreement which are qualified as to Material Adverse Effect (as defined in the Merger Agreement) shall not be true and correct when made and as of the expiration of the Offer, or any of the other representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct when made and as of the expiration of the Offer, which failure would have a Material Adverse Effect or, in the case of certain enumerated representations and warranties, which failure would be material with respect to the transactions contemplated by the Merger Agreement (except, in each case, in the case of representations and warranties of the Company which address matters only as of a particular date, which need only be true and correct as aforesaid as of such date).

        (e) NO TERMINATION. The Merger Agreement shall not have been terminated in accordance with its terms or the Offer shall not have been amended or terminated with the consent of the Company, acting at the direction of the Special Committee.

    Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer if any of the above conditions occurs and remains in effect, which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser other than any breach by Parent or Purchaser of the Merger Agreement, or, in the case of (c) or (d) above, a failure of such condition which Parent or Purchaser has caused to occur) giving rise to any such condition which makes it inadvisable to proceed with such acceptance for payment or payments for Shares.

    The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances (including any action or omission by Purchaser other than any breach by Parent or Purchaser of the Merger Agreement, or, in the case of (c) or (d) above, a failure of such condition which Parent or Purchaser has caused to occur) giving rise to any such condition or may be waived by Purchaser in whole or in part at any time or from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    Except as described below, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of the Company's Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought. Except as otherwise expressly described in this Section 14, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. Purchaser is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of. See Section 13 for certain conditions to the Offer.

15. FEES AND EXPENSES

    Salomon Smith Barney is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Parent and Purchaser have agreed to pay Salomon Smith Barney a fee of $1.75 million upon consummation of the Offer. The Company also has agreed to reimburse Salomon Smith Barney for certain expenses incurred in connection with the Offer, including out-of-pocket expenses and reasonable attorney's fees and disbursements, and to indemnify Salomon Smith Barney against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

    Purchaser has retained Georgeson & Company Inc. to act as the Information Agent, and BankBoston, N.A. to act as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    The following table sets forth the estimated expenses incurred in connection with the Merger. These fees will be paid by Parent and its affiliates and will not be the responsibility of the Company.

Filing fees.....................................................  $  84,437
Printing costs..................................................  $ 200,000
Legal fees......................................................  $ 600,000
Accounting fees.................................................  $       0
Solicitation expenses...........................................  $  35,000
Financial Advisory Fees.........................................  $1,750,000
                                                                  ---------
    Total.......................................................  $2,669,437
                                                                  ---------
                                                                  ---------

    Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

16. MISCELLANEOUS

    The Offer is being made solely by this Offer to Purchase, the related Letter of Transmittal, the Option Election, the Stock Purchase Election and the Restricted Stock Election and is being made to all holders of Shares, Options, Purchase Rights and Restricted Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares, Options, Purchase Rights and Restricted Shares of the Company residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares, Options, Purchase Rights and Restricted Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Parent and Purchaser have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                                      SCHEDULE I

     INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT,
                   PURCHASER AND CERTAIN AFFILIATES OF PARENT

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and officer is 9330 Zionsville Road, Indianapolis, Indiana 46268 and each such person is a citizen of the United States.

                                                    PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND
NAME AND BUSINESS ADDRESS                                    FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
A. Charles Fischer..................  Mr. Fischer has served as Vice President-Agricultural Chemicals and Urban
                                      Pest of Parent since November 1997. Prior to assuming his current position,
                                      Mr. Fischer had been Vice President-North America of Parent since 1992.

John L. Hagaman.....................  Mr. Hagaman has served as President and Chief Executive Officer of Parent since the formation of Parent in October 1989. He was appointed to the
                                      Members Committee of Parent in August 1997. Mr. Hagaman served as a
                                      Director of the Company from February 1996 to March 1997 and was reelected to the Company board in March 1998. He is also a member of the Corporate
                                      Leadership Team of TDCC.

Nickolas D. Hein....................  Mr. Hein is Vice President-Biotechnology for Parent. Prior to assuming that role in February 1998, Mr. Hein had served as Parent's Global Vice
                                      President since 1990. Mr. Hein has been a Director of the Company since
                                      March 1997, and Chairman of the Board of Directors of the Company since May
                                      1997.

Louis W. Pribila....................  Mr. Pribila has served as Vice President, Secretary and General Counsel of
                                      Parent since May 1995. Mr. Pribila has been a Director of the Company since
                                      December 1996. Prior to assuming his current position at Parent, Mr.
                                      Pribila had been Assistant General Counsel of TDCC since 1989.

Sean S. Skinner.....................  Mr. Skinner has been Treasurer of Parent since the formation of Parent in
                                      October 1989.

John A. Tomke.......................  Mr. Tomke has served as Vice President-Operations for Parent since January
                                      1992.

Jerry E. Toomer.....................  Mr. Toomer has been Vice President-Human Resources, for Parent since June
                                      1995. Prior to that, Dr. Toomer had been Director of Human Resources for
                                      TDCC's Pacific Area organization since 1991.

Gary L. Whitlock....................  Mr. Whitlock has served as Vice President-Finance for Parent since February
                                      1998. In 1996, Mr. Whitlock was named Global Cost and Functional Controller for TDCC. In addition, he was the financial liaison to a major joint venture, DuPont Dow Elastomers LLC.

                                                    PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND
NAME AND BUSINESS ADDRESS                                    FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Joseph L. Downey....................  Mr. Downey has served as Chairman of the Members Committee of Parent since
                                      August 1997. Mr. Downey has been a Director of TDCC since 1989. Mr. Downey has served as a Senior Consultant to TDCC since 1994. Until July 1994 Mr.
                                      Downey served as a Senior Vice President of TDCC.

Fernand J. Kaufmann.................  Mr. Kaufmann has served on the Members Committee of Parent since August
                                      1997. Mr. Kaufmann has been a Vice President for New Businesses and
                                      Strategic Development of TDCC since 1995. Prior to 1995, Mr. Kaufmann served as Group Vice President for the Ventures, Chemicals and Plastics
                                      Business Group of TDCC. Mr. Kaufmann is a citizen of Luxembourg.

J. Pedro Reinhard...................  Mr. Reinhard has served on the Members Committee of Parent since August
                                      1997. Mr. Reinhard has been a Director and the Chief Financial Officer of
                                      TDCC since October 1995. Mr. Reinhard was elected Executive Vice President of TDCC in November 1996. Prior to October 1995, Mr. Reinhard served as
                                      Financial Vice President of TDCC. Mr. Reinhard is a citizen of Brazil.

William S. Stavropoulos.............  Mr. Stavropoulos has served on the Members Committee of Parent since August
                                      1997. Mr. Stavropoulos has been the Chief Executive Officer of TDCC since
                                      November 1995. Prior to 1995, Mr. Stavropoulos served as President and
                                      Chief Operating Officer of TDCC. Mr. Stavropoulos has been a Director since
                                      July 1990.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and officer is 2030 Dow Center, Midland, Michigan 48674.

                                                    PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND
NAME AND BUSINESS ADDRESS                                    FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Brian G. Taylorson..................  Mr. Taylorson is a Director and also the President of Purchaser. Mr.
                                      Taylorson has served as Corporate Director, Mergers and Acquisitions of
                                      TDCC since July 1995. Prior to that Mr. Taylorson served as Treasurer of
                                      Dow Chemical Canada Inc. Mr. Taylorson is a citizen of the United Kingdom.

Charles J. Hahn.....................  Mr. Hahn is a Director and also the Treasurer of Purchaser. Mr. Hahn has served as Tax Director and Assistant Secretary of TDCC since 1994. Prior to that, Mr. Hahn was a member of TDCC's Tax Department.

Jane M. Gootee......................  Ms. Gootee is a Director and also the Secretary of Purchaser. Ms. Gootee has served as the Manager-Financial Law for TDCC since June 1994. Prior to that Ms. Gootee served as a Senior Counsel of Dow Europe S.A.

C. DIRECTORS AND EXECUTIVE OFFICERS OF CENTEN

    The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Centen. Unless otherwise indicated below, the address of each director and officer is 2030 Dow Center, Midland, Michigan 48674 and each such person is a citizen of the United States.

                                                          PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Alfonso Escudero........................................  Mr. Escudero is a Director and also the Treasurer of
                                                          Centen. Mr. Escudero has served as Corporate Finance
                                                          Director of TDCC since November 1996. Prior to that Mr.
                                                          Escudero served as Treasurer for the Benelux/Nordic
                                                          region in Belgium. Mr. Escudero is a citizen of Spain.

Jane M. Gootee..........................................  Ms. Gootee is a Director and also the Secretary of
                                                          Centen. Ms. Gootee has served as the Manager-Financial
                                                          Law for TDCC since June 1994. Prior to that Ms. Gootee
                                                          served as a Senior Counsel of Dow Europe S.A.

Douglas F. Ward.........................................  Mr. Ward is a Director of Centen. Mr. Ward has served as
                                                          Corporate Reporting Controller of TDCC since February
                                                          1998. Prior to that Mr. Ward served as Director of
                                                          Accounting Analysis and Reporting for the Corporate
                                                          Controllers Department of TDCC since 1993.

Brian G. Taylorson......................................  Mr. Taylorson is a Director and also the President of
                                                          Centen. Mr. Taylorson has served as Corporate Director,
                                                          Mergers and Acquisitions of TDCC since July 1995. Prior
                                                          to that Mr. Taylorson served as Treasurer of Dow
                                                          Chemical Canada Inc. Mr. Taylorson is a citizen of the
                                                          United Kingdom.

D. DIRECTORS AND EXECUTIVE OFFICERS OF ROFAN

    The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Rofan. Unless otherwise indicated below, the address of each director and officer is 2030 Dow Center, Midland, Michigan 48674 and each such person is a citizen of the United States.

                                                          PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
J. Pedro Reinhard.......................................  Mr. Reinhard is a Director and also the President of
                                                          Rofan. Mr. Reinhard has been a Director and the Chief
                                                          Financial Officer of TDCC since October 1995. Mr.
                                                          Reinhard was elected Executive Vice President of TDCC in
                                                          November 1996. Mr. Reinhard served as Financial Vice
                                                          President of TDCC from 1995-96 and as TDCC Treasurer
                                                          from 1988-96. Mr. Reinhard is a citizen of Brazil.

Geoffery E. Merszei.....................................  Mr. Merszei is a Director and also a Vice President of
                                                          Rofan. Mr. Merszei has served as Vice President of TDCC
                                                          since July 1996 and as Treasurer of TDCC since May 1996.
                                                          Prior to that Mr. Merszei served as Director of Finance
                                                          for Dow Europe S.A. Mr. Merszei is a citizen of Canada.

Brian G. Taylorson......................................  Mr. Taylorson is a Director and also a Vice President of
                                                          Rofan. Mr. Taylorson has served as Corporate Director,
                                                          Mergers and Acquisitions of TDCC since July 1995. Prior
                                                          to that Mr. Taylorson served as Treasurer of Dow
                                                          Chemical Canada Inc. Mr. Taylorson is a citizen of the
                                                          United Kingdom.

Jane M. Gootee..........................................  Ms. Gootee is a Director and also the Secretary of
                                                          Rofan. Ms. Gootee has served as the Manager-Financial
                                                          Law for TDCC since June 1994. Prior to that Ms. Gootee
                                                          served as a Senior Counsel of Dow Europe S.A.

E. DIRECTORS AND EXECUTIVE OFFICERS OF TDCC

    The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of TDCC. Unless otherwise indicated below, the address of each director and officer is 2030 Dow Center, Midland, Michigan 48674 and each such person is a citizen of the United States.

                                                          PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Frank P. Popoff.........................................  Mr. Popoff has been the Chairman of the Board of
                                                          Directors of TDCC since December 1992 and has been a
                                                          Director since 1982. Mr. Popoff also served as Chief
                                                          Executive Officer of TDCC until November 1995. Mr.
                                                          Popoff is a Director of American Express Company, US
                                                          WEST, Inc., Chemical Financial Corporation, United
                                                          Technologies Corporation and the Michigan Molecular
                                                          Institute.

William S. Stavropoulos.................................  Mr. Stavropoulos has been a Director of TDCC since July
                                                          1990, Chief Executive Officer of TDCC since November
                                                          1995 and President of TDCC since 1993. Prior to 1995,
                                                          Mr. Stavropoulos served as Chief Operating Officer of
                                                          TDCC. Mr. Stavropoulos has served on the Members
                                                          Committee of Parent since August 1997. Mr. Stavropoulos
                                                          is a Director of Dow Corning Corporation, NCR
                                                          Corporation, BellSouth Corporation, Chemical Financial
                                                          Corporation, and Chemical Bank and Trust Company.

J. Pedro Reinhard.......................................  Mr. Reinhard has been a Director and the Chief Financial
                                                          Officer of TDCC since October 1995. Mr. Reinhard was
                                                          elected Executive Vice President of TDCC in November
                                                          1996. Mr. Reinhard served as Financial Vice President of
                                                          TDCC from 1995-1996 and as TDCC Treasurer from
                                                          1988-1996. Mr. Reinhard has served on the Members
                                                          Committee of Parent since August 1997. Mr. Reinhard is a
                                                          citizen of Brazil.

Arnold A. Allemang......................................  Mr. Allemang has been a Director of TDCC since July
                                                          1996. Mr. Allemang has also served as Vice President of
                                                          Operations of TDCC since August 1997. From 1993-1995,
                                                          Mr. Allemang was Vice President of Manufacturing
                                                          Operations for Dow Europe S.A. Mr. Allemang was Vice
                                                          President and Director of Manufacturing and Engineering
                                                          from 1995-1997.

Jacqueline K. Barton....................................  Dr. Barton has been a Director of TDCC since 1993. Dr.
                                                          Barton is the "Arthur and Marian Hanisch Memorial
                                                          Professor of Chemistry" at the California Institute of
                                                          Technology.

                                                          PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
David T. Buzzelli.......................................  Mr. Buzzelli has been a Director of TDCC since 1993. Mr.
                                                          Buzzelli has served as a Senior Consultant to TDCC since
                                                          July 1997. Mr. Buzzelli was Corporate Director of Public
                                                          Affairs from 1993-1997, Corporate Director of
                                                          Environment, Health and Safety from 1990-1997 and Dow
                                                          Vice President from 1990-1997. Mr. Buzzelli is also a
                                                          Director of the Dow Corning Corporation.

Anthony J. Carbone......................................  Mr. Carbone has been a Director of TDCC since July 1995 and has been Executive Vice President, Plastics,
                                                          Hydrocarbons and Energy of TDCC since 1996. Mr. Carbone
                                                          was Group Vice President-Global Plastics, Hydrocarbons
                                                          and Energy from 1995-1996 and Group Vice President for
                                                          Global Plastics from 1993-1995.

Fred P. Corson..........................................  Mr. Corson has been a Director of TDCC since 1994. Mr.
                                                          Corson has been a Senior Consultant to TDCC since April
                                                          1998. Mr. Corson served as Vice President and Director
                                                          of Research and Development of TDCC from 1990 until
                                                          March 31, 1998.

John C. Danforth........................................  Senator Danforth has been a Director of TDCC since
                                                          February 1996. Senator Danforth represented the State of
                                                          Missouri in the United States Senate from 1976 until his
                                                          retirement from the Senate in 1995. Mr. Danforth is a
                                                          partner with the law firm of Bryan Cave LLP. He is a
                                                          Director of General American Life Insurance Company and
                                                          Cerner Corporation.

Willie D. Davis.........................................  Mr. Davis has been a Director of TDCC since 1988. Mr.
                                                          Davis is owner of All-Pro Broadcasting, Inc., a Los
                                                          Angeles broadcasting company. Mr. Davis is also a
                                                          Director of Sara Lee Corporation, Alliance Bank, MGM
                                                          Grand Company, Kmart Corporation, Wicor, Inc., Johnson
                                                          Controls Inc., Rally's Hamburgers Inc. and the Strong
                                                          Funds.

Michael L. Dow..........................................  Mr. Dow has been a Director of TDCC since 1988. Mr. Dow is Chairman and Chief Executive Officer of General
                                                          Aviation, Inc. Mr. Dow is also a Director of Chemical
                                                          Financial Corporation and Chemical Bank and Trust
                                                          Company. Mr. Dow is also a trustee and the Treasurer of
                                                          the Herbert H. and Grace A. Dow Foundation and a trustee
                                                          of the Michigan State University Foundation.

                                                          PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Joseph L. Downey........................................  Mr. Downey has been a Director of TDCC since 1989. Mr.
                                                          Downey has served as a Senior Consultant to TDCC since
                                                          1994. Until July 1994 Mr. Downey served as a Senior Vice
                                                          President of TDCC. Mr. Downey has also served as
                                                          Chairman of the Members Committee of Parent since 1989.
                                                          Mr. Downey is a Director of Security National Bank.

Enrique C. Falla........................................  Mr. Falla has been a Director of TDCC since 1985. Mr.
                                                          Falla has served as a Senior Vice President to TDCC
                                                          since May 1997 and has been a Senior Consultant since
                                                          1997. Prior to that, Mr. Falla served as Executive Vice
                                                          President from 1991-1997 and Chief Financial Officer
                                                          from 1987-1995. Mr. Falla is a Director of Dow Corning
                                                          Corporation, Kmart Corporation, Guidant Corporation, and
                                                          the University of Miami.

Barbara Hackman Franklin................................  Ms. Franklin has served as a Director of TDCC since
                                                          1993. From 1992 to 1993, Ms. Franklin served as the U.S.
                                                          Secretary of Commerce. Ms. Franklin was a business
                                                          consultant from 1993 to 1995. Ms. Franklin has been
                                                          President and Chief Executive Officer of Barbara
                                                          Franklin Enterprises, a private consulting and
                                                          investment firm, since 1995.

Allan D. Gilmour........................................  Mr. Gilmour has served as a Director of TDCC since 1995.
                                                          Mr. Gilmour retired as Vice Chairman of the Ford Motor
                                                          Company in 1995. Mr. Gilmour is a Director of DTE Energy
                                                          Company, The Prudential Insurance Company of America, US
                                                          WEST, Inc. and Whirlpool Corporation.

Michael D. Parker.......................................  Mr. Parker has served as a Director of TDCC since July
                                                          1995. Mr. Parker has served as Executive Vice President
                                                          of TDCC since 1996. Mr. Parker has been President of Dow
                                                          North America and Group Vice President-
                                                          Chemicals and Metals of TDCC since 1995. Mr. Parker was
                                                          Dow Group Vice President from 1993-1996 and Group Vice
                                                          President-Chemicals and Hydrocarbons 1993-1995. He is
                                                          also a Director of the National Association of
                                                          Manufacturers and the National Legal Center for the
                                                          Public Interest. Mr. Parker is a citizen of the United
                                                          Kingdom.

                                                          PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
Harold T. Shapiro.......................................  Dr. Shapiro has served as a Director of TDCC since 1985.
                                                          Dr. Shapiro is the President of Princeton University as
                                                          well as a professor of economics and public affairs. Dr.
                                                          Shapiro is Chairman of the Board and a Trustee of the
                                                          Alfred P. Sloan Foundation. He is also a Trustee of
                                                          Educational Testing Service, the University of
                                                          Pennsylvania Medical Center and the Universities
                                                          Research Association. He also serves as a Director of
                                                          the National Bureau of Economic Research. Dr. Shapiro is
                                                          a member of the Institute of Medicine and the American
                                                          Philosophical Society and a fellow of the American
                                                          Academy of Arts and Sciences.

Paul G. Stern...........................................  Dr. Stern has been a Director of TDCC since 1992. Dr.
                                                          Stern is a partner and co-founder, in 1995, of Thayer
                                                          Capital Partners. From 1993-1995, Dr. Stern was a
                                                          Special Partner at Forstmann Little & Co. Dr. Stern is
                                                          also a director of LTV Corporation and Whirlpool
                                                          Corporation. Dr. Stern is Treasurer of the John F.
                                                          Kennedy Center for the Performing Arts.

John G. Scriven.........................................  Mr. Scriven has served as Vice President and General
                                                          Counsel since January 1994 and Secretary of TDCC since
                                                          August 1996. Mr. Scriven is a visiting professor at
                                                          McGeorge School of Law, University of the Pacific and a
                                                          guest lecturer to the Swiss Banking Institute. Mr.
                                                          Scriven is a member of the North America Board of
                                                          Advisors of the Swiss Chamber of Commerce and a member
                                                          of the board of directors of the American Arbitration
                                                          Association. Mr. Scriven is a citizen of Switzerland.

Lawrence J. Washington, Jr..............................  Mr. Washington has served as Vice President-
                                                          Human Resources since October 1995 and as Vice President
                                                          of Environment, Health & Safety, Human Resources and
                                                          Public Affairs for TDCC since July 1997. From 1990-1994,
                                                          Mr. Washington served as Vice President, Dow North
                                                          America and General Manager for Michigan Division.

Geoffery E. Merszei.....................................  Mr. Merszei has served as Vice President of TDCC since
                                                          July 1996 and as Treasurer of TDCC since May 1996. Prior
                                                          to that Mr. Merszei served as Director of Finance for
                                                          Dow Europe S.A. Mr. Merszei is a citizen of Canada.

                                                          PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                                    EMPLOYMENT HISTORY
--------------------------------------------------------  --------------------------------------------------------
G. Michael Lynch........................................  Mr. Lynch has served as Vice President and Controller of
                                                          TDCC since February 1997. Prior to that date Mr. Lynch
                                                          was an executive with the Ford Motor Company.

Richard M. Gross........................................  Mr. Gross has served as Vice President and Director of
                                                          Research & Development of TDCC since April 1998. From
                                                          1995-March 1998, Mr. Gross served as Vice President and
                                                          Director of Michigan Operations and Core Research and
                                                          Development. From 1992-94, Mr. Gross served as Research
                                                          and Development Director for North American Chemicals
                                                          and Metals/Hydrocarbons Research and Development. Mr.
                                                          Gross is on the governing board of the Council for
                                                          Chemical Research and is a member of the external
                                                          advisory board for the Chemical Engineering Department
                                                          at Georgia Tech University.

                                                                     SCHEDULE II

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

    SECTION 1300 [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER].-- (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of
Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

    SECTION 1301 [DISSENTERS' RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES].-- (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    SECTION 1302 [DISSENTING SHARES, STAMPING OR ENDORSING].-- Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or
(b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    SECTION 1303 [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT].-- (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    SECTION 1304 [DISSENTERS' ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS].-- (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    SECTION 1305 [APPRAISERS' DUTY AND REPORT; COURT JUDGMENT; PAYMENT; APPEAL; COSTS OF ACTION].-- (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

    SECTION 1306 [DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIR MARKET VALUE].-- To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    SECTION 1307 [DISSENTING SHARES, DISPOSITION OF DIVIDENDS].-- Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    SECTION 1308 [DISSENTING SHARES, RIGHTS AND PRIVILEGES].-- Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    SECTION 1309 [DISSENTING SHARES, LOSS OF STATUS].-- Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    SECTION 1310 [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING].-- If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

    SECTION 1311 [CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES].-- This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    SECTION 1312 [VALIDITY OF REORGANIZATION OR SHORT-FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF].-- (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                    SCHEDULE III

                                 [LOGO]

                                                                 August 31, 1998

Special Committee of the Board of Directors
Mycogen Corporation
5501 Oberlin Drive
San Diego, CA 92121
Members of the Special Committee of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders (other than The Dow Chemical Company and its affiliates (collectively, the "Dow Group")) of shares of common stock, par value $.001 per share (the "Shares"), of Mycogen Corporation, a California corporation (the "Company"), of the consideration to be received by such holders in the Transactions (as defined below) pursuant to the Agreement and Plan of Merger, dated as of August 31, 1998, by and among the Company, Dow AgroSciences LLC ("Parent") and AgroSciences Acquisition Inc. ("Acquisition") (the "Merger Agreement"). The Merger Agreement provides for, among other things, a cash tender offer (the "Tender Offer") by Acquisition to acquire all of the outstanding Shares, other than Shares held by members of the Dow Group, at a price of $28.00 per Share, net to the seller in cash (the "Cash Price"), and for a subsequent merger of Acquisition with and into the Company pursuant to which each outstanding Share (other than as provided in the Merger Agreement) will be converted into the right to receive the Cash Price (the "Merger" and, together with the Tender Offer, the "Transactions"). The terms and conditions of the Transactions are set forth in more detail in the Merger Agreement.

    In connection with rendering our opinion, we have reviewed the financial terms and provisions of a draft of the Merger Agreement, and for purposes hereof, we have assumed that the financial terms and provisions of the final form of the Merger Agreement will not differ in any material respect from the draft provided to us. We also reviewed the Exchange and Purchase Agreement, dated January 15, 1996, among the Company, Agrigenetics, Inc., DowElanco and United Agriseeds, Inc. (the "Exchange Agreement"), including the Dow Group's rights and obligations thereunder both if the Transactions are completed and not completed. We further reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, financial forecasts, projections and analyses prepared by or on behalf of the Company and provided to us for purposes of our analysis. We have met with certain representatives of the Company and the Dow Group to review and discuss such information and, among other matters, the Company's business, financial condition, results of operations and prospects.

                                 [LOGO]

                                     III-1

Special Committee of the Board of Directors
August 31, 1998
Page 2

    We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the seed and agrobiotech industries specifically, and in other industries generally, which we believe to be reasonably comparable to the Transactions or otherwise relevant to our inquiry. We have also performed such other studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, including the financial projections, forecasts, analyses and other information provided to us, and we have not assumed any responsibility for independent verification of, and express no opinion as to, any of such information. We also have relied upon the reasonableness and accuracy of the unadjusted projections, forecasts, analyses and other information furnished to us, and have assumed, with the Special Committee's consent, that such projections, forecasts and analyses and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management as of the date hereof and that management of the Company is unaware of any facts that would make the projections, forecasts and other information provided to us incomplete or misleading. We express no opinion with respect to such projections, forecasts and analyses or the assumptions on which they are based. We have not reviewed any of the books and records of the Company or Parent, and although we have visited selected facilities, we were not retained to conduct, nor have we assumed any responsibility for conducting, a physical inspection of the properties or facilities of the Company or Parent, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or Parent, and no such independent valuation or appraisal was provided to us. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Finally, we have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification.

    In the context of our engagement, we have not been authorized to and have not solicited alternative offers for the Company or its assets, or investigated any other alternative transactions which may be available to the Company. We express no opinion with respect to the Third Party Sale Value of the Company as such term is defined in the Exchange Agreement.

    We are acting as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with the proposed Transactions and will receive a fee for our services, including this opinion, a significant portion of which is contingent upon the completion of the proposed Transactions and the amount of consideration received by holders of the Shares (other than the Dow Group) in the Transactions. In the ordinary course of our business, we may actively trade the securities of the Company or members of the Dow Group for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                                 [LOGO]

                                     III-2

Special Committee of the Board of Directors
August 31, 1998
Page 3

    Our opinion addresses only the fairness from a financial point of view to the holders of the Shares (other than the members of the Dow Group) of the consideration to be paid to them pursuant to the Merger Agreement and does not address the Special Committee's underlying business decision to recommend the Transactions.

    This letter is for the benefit and use of the Special Committee in its consideration of the Transactions, and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent (except as otherwise provided in the engagement letter, dated as of June 11, 1998, between the Company and
us). We have been engaged and are acting solely as an advisor to the Special Committee and not as an advisor to or agent of any other person. This opinion does not constitute a recommendation to any stockholder with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote or otherwise act with respect to the Merger, and should not be relied upon by any stockholder as to any such matter.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein it is our opinion that, as of the date hereof, the Cash Price to be received by the holders of Shares (other than members of the Dow Group) in the Transactions pursuant to the Merger Agreement is fair to such holders from a financial point of view.

                                          Very truly yours,

                                                     [LOGO]

                                     III-3

                        THE DEPOSITARY FOR THE OFFER IS:

                                BANKBOSTON, N.A.

               BY MAIL:                            BY HAND:               BY OVERNIGHT, CERTIFIED OR
           BankBoston, N.A.                  Securities Transfer &          EXPRESS MAIL DELIVERY:
    Attn: Corporate Reorganization         Reporting Services, Inc.            BankBoston, N.A.
            P.O. Box 8029                   c/o Boston EquiServe LP             Attn: Corporate
   Boston, Massachusetts 02266-8029            1 Exchange Plaza                 Reorganization
                                            55 Broadway, 3rd Floor             150 Royall Street
                                           New York, New York 10006       Canton, Massachusetts 02021

          BY FACSIMILE:               CONFIRM FACSIMILE BY TELEPHONE:
       (781) 575-2233/2232                     (800) 730-4001
 (For Eligible Institutions Only)         (For Confirmation Only)

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                           SALOMON SMITH BARNEY INC.
                            Seven World Trade Center
                            New York, New York 10048